UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.

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CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD APRIL 30, 2008

To the Shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on April 30, 2008, at 9:00 a.m. (EST) for the following purposes:

1.	To elect three Class II directors to hold office for a three-year term ending at the 2011 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of March 11, 2008, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Your shares of Common Stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Charles A. Ledsinger, Jr.
Vice Chairman and Chief Executive Officer

April 1, 2008

Silver Spring, Maryland

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2008

GENERAL INFORMATION

The Board of Directors is soliciting your proxy for the 2008 Annual Meeting of Shareholders. As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The annual report (including audited financial statements) for the fiscal year ended December 31, 2007, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other shareholders on or about March 31, 2008. The Board is asking for you to vote your shares by completing and returning the proxy card.

Shareholders who owned Common Stock as of the close of business on April 1, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 11, 2008, there were 62,093,149 outstanding shares of Common Stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on March 11, 2008, may attend and vote at the Annual Meeting. Each share is entitled to one vote. There were 62,093,149 shares of Common Stock outstanding on March 11, 2008.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing Charles A. Ledsinger, Jr. and Ervin R. Shames to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Ledsinger and Shames will vote your shares, under your proxy, according to their best judgment.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class II directors

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q.	How do I vote?

A.	You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the three named nominees for directors, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

You may vote by telephone: You do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You do this by accessing www.investorvote.com and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them in an account at a brokerage firm.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards to ensure that all your shares are voted.

Q.	What if I change my mind after I vote?

A.	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by any of the following means:

•	signing another proxy with a later date,

•	sending us a written notice of revocation at the following address: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting at the meeting.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote customers’ unvoted shares on certain “routine” matters. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Proposals One and Two are both considered routine matters under the NYSE rules.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on Proposals One and Two and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customers’ unvoted shares, these shares are counted to determine if a quorum exists, however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of March 11, 2008, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or,

•	has properly submitted a proxy card.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008?

A.	If more shares are voted “for” the ratification than against it, the appointment is ratified. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed to Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results in our next quarterly report on Form 10-Q after the Annual Meeting. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Department at (301) 592-5026 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s annual Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, will be furnished without charge to any beneficial owner of securities entitled to vote at this Annual Meeting. You may view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also request a copy by contacting our Investor Relations Department at (301) 592-5026 or by mail at Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2008.

The Proxy Statement, the Annual Report to Shareholders and the annual report on Form 10-K are available at http://www.edocumentview.com/CHH.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three (3) but not more than twelve (12), and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors, and currently consists of nine members. The term of each class is three years, and the term of one class expires each year in rotation.

Three Class II directors are to be elected at the 2008 Annual Meeting, to hold office until the 2011 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Stewart Bainum, Jr., Ervin R. Shames and Gordon A. Smith to serve as Class II directors for terms of three years, expiring at the 2011 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Family Relationships

The Chairman of the Board of Directors, Stewart Bainum, Jr., is the uncle of one of our Directors, Scott A. Renschler. Other than the family relationship between Messrs. Bainum and Renschler, there are no other familial relationships among our Directors or executive officers.

Vote Required

The accompanying proxy will be voted in favor of each nominee unless the shareholder indicates to the contrary on the proxy. Nominees for director are elected by a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Board Recommendation

The Board recommends a vote FOR each of these nominees.

BOARD OF DIRECTORS

Nominees

Class II – Terms Expiring in 2008

Stewart Bainum, Jr., age 61, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Chairman of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005; Chairman of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 67, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the

University of Virginia’s Darden Graduate School of Business since 1996. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and as the non-executive Chairman of the Board of Select Comfort Corporation.

Gordon A. Smith, age 49, director since 2004. Chief Executive Officer, Chase Card Services, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., a credit card provider for businesses and consumers, from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Continuing Directors

Class III – Terms Expiring 2009

Fiona Dias, age 42, director since 2004. Executive Vice President, Partner Strategy & Marketing, GSI Commerce Inc., a provider of e-commerce solutions, since February 2007. Executive Vice President and Chief Marketing Officer, Circuit City Stores, Inc., from May 2005 to August 2006; President of Circuit City Direct from March 2003 to April 2005; Senior Vice President of Marketing at Circuit City Stores, Inc., November 2000 to March 2003; Chief Marketing Officer, Stick Networks, Inc., January to November 2000; Vice President, Marketing & Development of Frito-Lay Company from January 1999 to January 2000; Vice President of Corporate Development at Pennzoil Quaker State Company from May 1996 to December 1998. Prior to 1996, she held various brand management positions with The Procter and Gamble Company.

Charles A. Ledsinger, Jr., age 58, director since 1998. Vice Chairman and Chief Executive Officer for Choice Hotels since September 2006. He was President and Chief Executive Officer of the Company since August 1998. He was President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998; Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to February 1998; Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies, Inc., from August 1990 to June 1995. Mr. Ledsinger is a director of FelCor Lodging Trust, Inc., and Darden Restaurants, Inc.

Scott A. Renschler, Psy.D., age 38, director since 2008. Since 1993, he has served as a member of the board of directors of Realty Investment Company, a real estate management and investment company, and Commonweal Foundation, a non-profit whose mission is the education of disadvantaged youth. He is also a director, since 2001, of the Mental Wellness Foundation, a grant-making organization that supports mental health and educational services for at-risk and underserved people.

Class I – Terms Expiring 2010

William L. Jews, age 56, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc., a health care insurer, from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly

President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is a director of The Ryland Group, Inc. and Fortress International Group, Inc.

John T. Schwieters, age 68, director since 2005. Vice Chairman of Perseus LLC, a merchant bank and private equity fund management company, since April 2000; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation, Smithfield Foods, Inc. and Union Street Acquisition Corporation.

David C. Sullivan, age 68, director since March 2006. Chairman of the advisory board for the Kemmons Wilson School of Hospitality and Resort Management at the University of Memphis since 2004; Chairman of Advisory Board of CoachQuote.com from June 2004 to 2005; Chairman, Chief Executive Officer and Co-founder of ResortQuest International from 1997 to November 2003; Executive Vice President and Chief Operating Officer for Promus Hotel Corporation from 1993 to 1997; Senior Vice President, Hotel Group, for Promus Companies, Inc., from 1990 to 1993; Chief Executive Officer, McNeill Sullivan Hospitality Corp. from 1985 to 1990. Prior to 1985 he held various officer positions with Holiday Inns, Inc., and American Express Co.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2007, the Board held six meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The Company requires that all Board members attend the annual meeting. In 2007, all of the then current Board members attended the annual meeting. The non-management members of the Board are required to meet twice a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2007.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Diversity Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com, and printed copies are available upon request to the Company’s Investor Relations department at Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

Director Independence

The Board currently has nine directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Fiona Dias, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith and David C. Sullivan.

In determining director “independence,” the Board applies the analysis as set forth in the listing standards of the NYSE, and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

In assessing independence, the Board took into account the fact that Mr. Smith was an officer of American Express Travel Related Services, Inc. during part of 2007, and that in each of the last three years, the Company has paid American Express for goods and services. Such payments in each year represented significantly less than 2% of American Express’s revenues.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests

•	Focus on the future, formulate and evaluate corporate strategies

•	Duty of loyalty to the Company by Directors

•	Annual CEO evaluation by independent directors

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect

•	Annual assessment of Board and Committee effectiveness by Nominating & Corporate Governance Committee

•	No interlocking directorships except with respect to joint ventures

•	Directors are required to reach and maintain ownership of $175,000 of Company stock

•	Annual report of succession planning and management development by CEO

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the chief executive officer, chief financial officer and corporate controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the chief executive officer, chief financial officer and corporate controller) on the Company’s website.

Committees of the Board

The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Diversity Committee. The charter for each of these committees is included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each standing committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of functions, current membership and meeting information for each of the Board committees for 2007.

Compensation/Key Executive Stock Option Plan Committee

Under the terms of its charter, the Compensation/Key Executive Stock Option Plan Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions:

•	administering the Company’s equity compensation plans and granting stock options and restricted stock thereunder;

•	reviewing the compensation of officers and key management employees;

•	setting the compensation for the non-management members of the Board of Directors;

•	recommending development programs for employees such as training, bonus and incentive plans, pensions and retirement;

•	reviewing other employee fringe benefit programs;

•	reviewing the Company’s succession plan and management development;

•	self-evaluating annually;

•	setting criteria and guidelines for performance of the CEO;

•	assessing performance of the CEO against objectives; and

•	producing the annual committee report for the Company’s proxy statement.

At the direction of the Chairman of the Compensation Committee, during 2007, Mr. Ledsinger, our Vice Chairman and Chief Executive Officer, and Mr. Mirgon, our Senior Vice President, Human Resources and Administration, prepared and distributed to Committee members meeting agenda, consultant-provided survey information and company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, these officers prepared and presented specific compensation proposals to the Committee, including Mr. Ledsinger’s assessment of individual executive officer performance and recommended compensation amounts. See the Compensation Discussion and Analysis below for more information on Mr. Ledsinger’s role in recommending the compensation paid to our Named Executive Officers in 2007. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. Beginning in 2005, and during 2007, the Compensation Committee retained Semler Brossy Consulting Group LLC (“Semler Brossy”). During 2007, at the request of the Committee, Semler Brossy primarily provided the Committee with the following information:

•

competitive market data with respect to the modifications to our severance and termination arrangements for certain of our executive officers, including Mr. Mirgon and Mr. Haase, two of our Named Executive Officers; and

•	market data to support outside succession planning searches and negotiations in accordance with the Committee’s succession planning activities during 2007.

Mr. Ledsinger and Mr. Mirgon, at the direction of the Committee, worked with Semler Brossy to provide this information to the Committee. While Semler Brossy provided general competitive market data to the Committee, Semler Brossy did not determine or recommend any particular executive officer’s form or amount of compensation during 2007, and did not determine or recommend the form or amount of director compensation during 2007. To avoid conflicts of interest or the appearance of conflicts of interest, Semler Brossy performed no work for the Company that was not requested or approved by the Compensation Committee.

In 2007, the Committee consisted of Ervin R. Shames, Chair, Gordon A. Smith and David C. Sullivan. The Committee met three times during 2007.

While the charter authorizes the Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions:

•	Conferring separately with the Company’s independent accounting firm and internal auditors regarding scope of management examinations;

•	Reviewing reports of independent accountants and internal auditors, press releases and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accounting firm;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of independent accountants and overseeing their work; and

•	Reviewing the Company’s policies with respect to risk management.

In 2007, the Committee consisted of John T. Schwieters, Chair, Ervin R. Shames and David C. Sullivan. The Committee met five times during 2007. The Board has determined that Mr. Schwieters is qualified as an audit committee financial expert within the meaning of SEC regulations, and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Mr. Schwieters currently serves on the audit committees of three other public companies. The Board of Directors has determined that such service does not impair the ability of Mr. Schwieters to continue to serve on our Audit Committee.

Nominating/Corporate Governance Committee

Under the terms of its charter, the Nominating/Corporate Governance Committee assists the Board in determining the composition of the Board and its committees and overseeing the Company’s corporate governance, through the following functions:

•	Administering the Company’s Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Determining the compensation of non-employee directors.

In 2007, the Committee consisted of John T. Schwieters, Chair, Fiona Dias and Ervin R. Shames. The Committee did not meet during 2007.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to continue to develop a diverse culture and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions:

•	Developing policies to ensure equality of opportunities within the Company;

•	Reviewing and overseeing with management the Company’s diversity initiative and programs; and

•	Reviewing the Company’s efforts to increase relationships and links with female and minority-owned suppliers and service providers.

In 2007, the Committee consisted of Fiona Dias, Chair, Gordon A. Smith and William L. Jews. The Committee met two times during 2007.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Nominating and Corporate Governance Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Nominating and Corporate Governance Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the

Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. The Committee also uses one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as for candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in “Executive Compensation – Compensation Discussion & Analysis”) , (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 15, 2008. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,531,555	(5)(6)	166,600	—	18.76	%(5)(6)
Fiona Dias	6,215		—	5,287	*
William L. Jews	30,056		—	5,115	*
Charles A. Ledsinger, Jr.	581,311		924,929	65,565	2.5%
Scott A. Renschler	7,336,920	(5)(7)	—	1,512	11.80	%(5)
John T. Schwieters	6,408		—	4,942	*
Ervin R. Shames	18,588		7,000	5,287	*
Gordon A. Smith	5,926		—	5,287	*
David C. Sullivan	2,159		—	5,115	*
Bruce Haase	6,699		56,496	8,529	*
Thomas Mirgon	45,009		38,617	9,729	*
David A. Pepper	1,819		45,794	18,813	*
Joseph M. Squeri	144,363	(8)	52,050	52,377	*
David L. White	3,868		28,000	8,592	*
Wayne W. Wielgus	60,704	(9)	72,773	11,104	*
All Directors and Executive Officers as a Group (18 persons)	19,840,934		1,703,332	230,985	34.08%
Barbara J. Bainum	11,089,608	(5)(10)	—	—	17.83	%(5)
Bruce D. Bainum	15,870,551	(5)(11)	—	—	25.52	%(5)
Roberta D. Bainum	11,585,940	(5)(12)	—	—	18.63	%(5)
Stewart W. Bainum	15,797,425	(5)(13)	—	—	25.4	%(5)
Barclays Global Investors, N.A.	9,784,101	(14)	—	—	15.73%
Baron Capital Group, Inc.	3,766,300	(15)	—	—	6.0	%(5)
Realty Investment Company, Inc.	7,135,738	(5)(16)	—	—	11.47	%(5)

*	Less than 1% of class.
1	Includes shares for which the named person has: (i) sole voting and investment power, (ii) shared voting and investment power, (iii) in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Nonqualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of February 15, 2008.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 62,187,995 shares outstanding on February 15, 2008 plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
5

Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum family entities are attributed to Realty and more than one of the Bainums included in this table because Realty and such named Bainums have shared voting or dispositive control. Realty and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 30,901,451 shares, approximately 49.56% of the outstanding shares of Company common stock on February 15, 2008.
6	Includes 3,188,260 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 7,135,738 shares held by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 1,200,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; and shares owned by Mr. Bainum’s minor children. Also includes 7,557 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 81,845 shares held directly by the Scott Renschler Declaration of Trust , of which Dr. Renschler is the sole trustee and beneficiary; 7,135,738 shares held directly by Realty Investment Company, a real estate investment management and investment company in which Mr. Renschler’s trust is a stockholder and Dr. Renschler is on the Board of Directors and has shared voting authority; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as Trustee.
8	Information is based upon the Company’s records as of the date of termination for Mr. Squeri.
9	Information is based upon the Company’s records as of the date of termination for Mr. Wielgus.
10	Includes 2,474,376 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,200,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 279,494 shares owned by trusts for the benefit of Ms. Bainum’s nephews of which Ms. Bainum is the sole trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
11	Includes 4,127,737 shares owned by the Bruce Bainum Declaration of Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 3,250,202 shares owned by the Roberta Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 1,200,000 shares owned by Mid Pines, in which Mr. Bainum’s trust is a general partner and has shared voting authority; and 7,135,738 shares owned by Realty in which Mr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 134,692 shares owned by trusts for the benefit of Mr. Bainum’s adult sons of which Mr. Bainum is the sole trustee and 22,182 shares owned by Mr. Bainum’s daughter. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
12	Includes 1,200,000 shares owned by Mid Pines, in which Ms. Roberta Bainum is a general partner and has shared voting authority; and 3,250,202 shares owned by the Roberta Bainum Irrevocable Trust, of which Ms. Bainum is the sole beneficiary; 7,135,738 shares owned by Realty in which Ms. Bainum’s trust owns voting stock and she has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
13	Includes 3,906,286 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 7,135,738 shares held directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 224,399 shares held by Cambridge Investment Co., LLC in which Mr. Bainum is the sole Class A member; and 60,000 shares owned by Edelblut Associates, Inc., a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 4,471,002 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.
14

The Company is relying on the Schedule 13G, filed on February 5, 2008, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan. The address for Barclays Global Investors Canada

Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1. The address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address for Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany. The reporting person has sole voting power with respect to 8,323,288 shares, shared voting power with respect to no shares and sole dispositive power with respect to 9,784,101 shares.

15	The Company is relying on the Schedule 13G, filed on February 14, 2008, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. According to this filing, BCG beneficially owns 3,696,100 shares, BAMCO, Inc. beneficially owns 3,450,700 shares, BCM beneficially owns 245,400 shares and Ronald Baron beneficially owns 3,746,300 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, New York, NY 10153.
16	Realty is controlled by members of the Bainum family, including Stewart Bainum, Jane Bainum, Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Scott Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

Choice’s compensation program reflects a belief that superior executive talent is attracted to a company that recognizes and rewards superior performance, and with superior talent the company can continue to deliver consistent results for shareholders that are superior to those generally found among Choice’s peers. In selecting and rewarding executives, the company intends to continue its practice of providing direct accountability for individual and organizational results for each executive, and ensuring the rewards are commensurate with the contributions and results delivered for shareholders.

For purposes of this Compensation Disclosure and Analysis section and the compensation tables and narratives that follow, the Named Executive Officers are: Charles A. Ledsinger, Jr., Vice Chairman and Chief Executive Officer; David L. White, Senior Vice President, Chief Financial Officer; Thomas L. Mirgon, Senior Vice President, Human Resources and Administration; Bruce Haase, Senior Vice President, Brand Operations and International; David A. Pepper, Senior Vice President, Franchise Development & Emerging Brands; Joseph M. Squeri, former President and Chief Operating Officer; and Wayne W. Wielgus, former Executive Vice President, Chief Marketing Officer. As previously announced, Mr. Squeri and Mr. Wielgus terminated their employment with Choice on March 31, 2007 and July 5, 2007, respectively. In addition, Mr. White was promoted to Senior Vice President, in addition to his role as Chief Financial Officer, on December 11, 2007.

Compensation Objectives

Choice’s executive compensation philosophy has been developed to enable Choice to hire and retain qualified, motivated executives while meeting its business needs and objectives. Consistent with this philosophy, the compensation program has been designed to achieve the following objectives:

•

provide an attractive mix of salary, annual and long-term incentive compensation at competitive compensation levels to enable the recruitment and retention of highly qualified executives, while not disadvantaging the company with high costs;

•	link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success;

•	align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

Comparative Market Information

The Compensation Committee annually reviews comparative market data as part of its process of determining base salary increases, annual incentive opportunities and the annual long-term incentive value awarded to each of the Named Executive Officers (other than Messrs. Squeri and Wielgus who terminated in early 2007). For 2007 compensation decisions, the basis for the Committee’s comparative review was survey information provided by Semler Brossy as part of a comprehensive market review undertaken by the Committee in 2005. As requested by the Committee, the 2005 survey information was generally supplemented by Mr. Mirgon and other members of our human resources department, primarily to provide a summary of base salary merit increase planning for 2007. No separate comparative market study was performed during 2007. The survey information reviewed by our human resources department for the benefit of the Committee during 2007 was the following:

•	Watson Wyatt Top Management Compensation Survey;

•	Mercer Executive Benchmarking Database; and

•	Tower Perrin General Industry Executive Compensation Database.

Choice believes that these general industry executive compensation surveys are widely reviewed and used by other public companies and that they provided a good representation of market trends and comparative information to supplement the more comprehensive executive compensation review conducted in 2005. Neither Choice nor the Committee considered the identities or characteristics of the component companies underlying the comparative market survey data in selecting or reviewing the survey information.

We do not specifically target, or “benchmark,” the amount of each element of compensation paid to the Named Executive Officers (or our executives generally) to any particular percentile or level within the comparative market survey information. In 2007, as it has in recent years, the Committee generally referenced the market median of the survey information, on a size-adjusted basis, as one of the factors in its discussion and ultimate determination of the base salary, annual and long-term incentive compensation opportunity and the total compensation paid to each Named Executive Officer (other than Messrs. Squeri and Wielgus). Consistent with our compensation objectives, the Committee looks to the median of the survey information as we believe Choice must pay competitively with respect to each compensation element and in total compensation in order to keep our executive talent.

As discussed above, the Committee’s review of the median of the survey information was only one factor considered by the Committee in determining the actual compensation paid to each Named Executive Officer during 2007. The Committee also considered other, more subjective, factors, including Choice’s overall financial performance during the year (to keep compensation affordable to Choice, consistent with our objectives), an assessment of each officer’s performance during the year (which included, for each officer other than himself, Mr. Ledsinger’s assessment of the officer’s performance), any new or different responsibilities requested of the officer by Choice during the year, and each officer’s unique or special experience and skill set. We discuss how each of these factors affected each Named Executive Officer’s 2007 compensation, as applicable, below.

Elements of Named Executive Officer Compensation

During 2007, our executive compensation program consisted of four elements: base salary; annual incentive cash compensation; long-term equity incentives; and perquisites and other personal benefits. Consistent with prior years and as discussed above, there was no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. In addition, the Committee reviewed each element of compensation individually and its decisions regarding one element generally did not affect its decisions regarding other elements.

In 2007, as has been the case in recent years, the largest component of total compensation for our Named Executive Officers, as well as our executive officers generally, was in the form of long-term equity incentive compensation.

Base Salary

We believe the primary purpose of base salaries is to provide a level of competitive, fixed compensation in order to aid in attracting and keeping our executives. Based on its review of the comparative market information and the summary of base salary merit increase planning, as discussed above, the Compensation Committee noted that base salaries for executive officers were projected to increase an average of 3.9% from 2006 to 2007. Based on his review of this same information, and subject to the other factors considered by Mr. Ledsinger and the Compensation Committee discussed below, Mr. Ledsinger recommended to the Committee that each of the applicable Named Executive Officers (other than himself) generally receive the average base salary merit increase in line with the average merit increase for the top executives contained within the market data.

The actual merit increases in base salary for each of the applicable Named Executive Officers in 2007 are set forth below:

Officer	Merit Increase (%)	2007 Base Compensation
Ledsinger.	5.3	795,000
White(1)	4.0	250,000
Mirgon	2.8	325,000
Haase(2)	5.5	300,000
Pepper	3.8	275,000

(1)	In January 2007, Mr. White received an additional increase in base salary of approximately 7% based upon the Committee’s belief that Mr. White’s base salary was below the market median for his position and role at Choice. Upon his promotion to Senior Vice President in December 2007, the Committee approved a base salary increase for Mr. White equal to approximately 10%, to $275,000, effective January 1, 2008. The amount in the table above reflects solely his merit increase for 2007.
(2)	The Committee initially approved an increase in Mr. Haase’s base salary in February 2007, from $256,000 to $270,000, and a subsequent increase of $30,000 in May 2007, to $300,000. The amount in the table above reflects solely his merit increase for 2007.

The Committee approved a higher merit increase for Mr. Ledsinger in 2007 because of his overall performance and because his base salary remained slightly below the market median. Mr. Mirgon received a slightly lower merit increase for 2007 as the Committee considered the fact that Mr. Mirgon’s base salary for 2006 already approximated the market median.

Mr. Haase also received a slightly higher merit increase for 2007 because his base salary remained below the market median given his rapid increase in responsibilities at Choice over the prior year. In addition, in early 2007, Mr. Haase took over responsibility for both our international and domestic brand operations for two of our brands as compared to solely the international division efforts prior to such time. In May 2007, the Committee approved a further base salary increase for Mr. Haase (as described above) upon his assumption of additional domestic operations responsibility for five additional brands.

Annual Incentive Cash Compensation

During 2007, the Choice Officer Cash Incentive Plan provided each of the Named Executive Officers with the opportunity to earn an annual cash bonus primarily based upon achievement of a company-wide diluted earnings per share (“EPS”) goal established by the Committee at the start of each year. Despite their terminations from Choice in March 2007 and July 2007, respectively, each of Mr. Squeri and Mr. Wielgus also participated in our 2007 annual incentive plan based on the terms of their respective employment agreements (see Severance and Change in Control Arrangements below).

Consistent with recent history, the Committee chose EPS as the objective measurement for our 2007 bonus plan in order to provide a direct link between company performance and the increase in earnings attributable to each share of Choice common stock. EPS also provides an easily understood, clearly reported number that provides for clear performance comparison with internal as well as external performance metrics. The EPS target for 2007 was $1.61, which was increased from the target goal of $1.37 per share in 2006 and was recommended to the Committee by Mr. Ledsinger based on our target growth as set forth in the 2007 business plan.

Under the annual plan, each participating Named Executive Officer has a target bonus opportunity which is set as a percentage of each officer’s base salary. Based on his review of the survey information discussed above, Mr. Ledsinger recommended the target bonus opportunity for each officer, other than Messrs. Squeri and

Wielgus and himself. The target bonus levels for each of the participating Named Executive Officers during 2007 are presented below:

Officer	2007 Target Bonus
Ledsinger.	100% of Salary
White	40% of Salary
Mirgon	50% of Salary
Haase	50% of Salary
Pepper	50% of Salary
Squeri	65% of Salary
Wielgus	55% of Salary

In connection with Mr. White’s promotion to Senior Vice President in December 2007, his target bonus for 2008 will be 50%, similar to our other Senior Vice Presidents.

Upon the recommendation of Mr. Ledsinger and due to the Committee’s belief that the annual plan structure has been successful in incentivizing and rewarding the Named Executive Officers from year-to-year, the Committee approved the same annual incentive plan structure for 2007 as was in place in 2006 and prior years. The annual plan is structured to pay the target bonus level for each Named Executive Officer upon achievement of the EPS goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless Choice achieves the minimum performance level, or 90% of the EPS goal ($1.449 per share);

•	payment equal to 50% of the target award for achievement of this minimum performance level;

•	payment equal to 100% of the target award for achievement of the target performance level ($1.61 per share);

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($1.9320 per share); and

•	payment is interpolated between these values accordingly depending on actual EPS results.

The level of achievement of the EPS target, combined with each officer’s target bonus, is the primary driver of each officer’s annual bonus for the year. However, for each participating Named Executive Officer, other than Messrs. Ledsinger, Squeri and Wielgus, the bonus payout as determined by the formula under the annual plan may be further adjusted based on Mr. Ledsinger’s assessment of each officer’s degree of achievement of certain pre-determined individual performance objectives for the year. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but could also include franchisee/customer satisfaction and RevPAR (Revenue Per Available Room) improvement, in addition to other relevant measures, and incorporate each executive officer’s accountability for the successful execution of key initiatives tied to achievement of Choice’s strategic plan. Individual performance may result in an adjustment of the bonus payout of up to 50% (increase or decrease); however, for 2007, no Named Executive Officer’s individual performance resulted in an increase or decrease of more than 10% of his annual cash bonus amount.

Mr. Ledsinger’s annual bonus was based solely upon the level of attainment of the EPS goal because the Committee believes, as Chief Executive Officer of Choice, his annual bonus, if any, should be directly tied to the EPS we deliver to our shareholders, for which Mr. Ledsinger has the primary responsibility. Messrs. Squeri and Wielgus’ annual bonus was also based solely upon the level of attainment of the EPS target.

Choice’s actual EPS in 2007 was $1.70 per share. Pursuant to the plan, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. For 2007, the Committee exercised its discretion to adjust EPS for severance charges relating to the departure of certain senior executives, including Messrs. Squeri and Wielgus, due to the fact that these charges were not part of our 2007 operating plan. These charges represented approximately $2.5 million (net of tax), or $0.04 diluted EPS. As a result, the adjusted EPS for purposes of the annual incentive plan in 2007 was $1.74, or approximately 8.0% above the established target award level of $1.61 per share.

The actual payouts to the participating Named Executive Officers under the 2007 annual incentive plan are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Equity Incentives

2007 Equity Awards

As described under our compensation objectives above, we believe annual awards of longer-term equity is imperative in order to foster the long-term focus required for success in the hospitality industry. Similar to 2006 and prior years, and based upon the recommendation of Mr. Ledsinger, the aggregate annual equity award paid to each of Messrs. Mirgon, Haase and Pepper in 2007 (the participating Senior Vice Presidents at the time of the award) was based on a combination of stock options and performance-vested restricted stock units (“PVRSUs”), with stock options targeted at approximately 75% of the long-term incentive opportunity and PVRSUs targeted as the remaining approximately 25% of the award. Mr. Ledsinger’s aggregate annual equity grant was also awarded in this manner. In 2006, we replaced restricted stock grants with PVRSUs for Mr. Ledsinger and our Senior Vice Presidents to improve the alignment between compensation and the cumulative contribution of these executives to increasing our performance as they are the executives most responsible for this performance. In addition, the addition of the performance feature permits Choice to deduct these awards whereas service-based restricted stock is otherwise not deductible under Section 162(m). The combination of stock options and PVRSUs is intended to maintain the primary focus of the long-term incentive on driving increases in shareholder value through stock options, while directly linking a portion of the incentive to consistent earnings growth through the PVRSU awards. In addition, the combination of stock options and PVRSUs serves as a significant retention tool.

Other senior executives of Choice, including Mr. White, receive 100% of their annual equity award in the form of service-based restricted stock. Due to his promotion to Senior Vice President in December 2007, Mr. White’s 2008 equity award consisted of approximately 75% in stock options and 25% in PVRSUs. Messrs. Squeri and Wielgus did not receive any equity awards during 2007 due to their terminations from Choice.

Like the PVRSU awards granted to the applicable Named Executive Officers for the 2006 – 2008 performance period, the number of PVRSUs that actually vest under the 2007 – 2009 performance period award will range from 0% to 200% of the initial grant based on our three-year cumulative EPS performance as compared to the target EPS goal for the period. Similar to the adjustments to EPS under our annual incentive plan, as discussed above, the Compensation Committee has the discretion to adjust EPS at the end of the performance period for non-recurring charges, which we anticipate will be same the adjustments, if any, as determined appropriate under the annual bonus plan for each year within the performance period. In addition, similar to the annual incentive plan, 50% of the PVRSU award will vest if threshold (90% of target) EPS growth is obtained, and 200% of the award will vest if maximum (120% of target) EPS growth is achieved. We believe it is appropriate to structure the plans similarly because both plans are designed to achieve a similar purpose – performance growth – over their respective shorter-term and longer-term periods.

Because disclosure of the cumulative EPS targets for the ongoing performance periods could easily be used in a competitively harmful way by our franchisees and potential franchisees, we are not disclosing our actual PVRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for the 2007 – 2009 performance period, the Compensation Committee considered and approved

Mr. Ledsinger’s recommendation based on our projected target growth under our strategic plan over the next three years.

In order to determine the actual equity award value for each participating Named Executive Officer in 2007, consistent with prior years, each officer generally receives an equity value based upon a multiplier of the officer’s base salary for the prior year. Each officer’s multiplier was established as part of the comprehensive competitive market review in 2005 and has not changed since 2006, except for Mr. White, whose multiplier was increased in connection with his assumption of the role of Chief Financial Officer in September 2006. Mr. Ledsinger, with the assistance of Mr. Mirgon, then provided a range of potential values to the Committee for each officer’s potential stock option and PVRSU award, with low, target and high values set forth for each officer. The ranges were determined based on the low and high ranges contained within the survey information discussed above.

Mr. Ledsinger recommended that Mr. Mirgon receive the target equity value for his 2007 equity awards as he was in compliance with our share ownership holding guidelines (described below) and, based on the comparative market survey information, Mr. Mirgon’s equity holdings already approximated the median of the survey data. Mr. Ledsinger recommended that each of Messrs. White, Haase and Pepper receive a 2007 equity award value at the higher end of the range for each type of award. As discussed under Annual Incentive Cash Compensation above, for Messrs. White and Haase, such award values were recommended by Mr. Ledsinger, and approved by the Committee, based on each officer’s increased responsibilities during 2006. Mr. Pepper received a slightly above target equity award for similar reasons, as in early 2007 he assumed additional responsibilities related to our franchise sales and development efforts.

As discussed in the preamble to the Grants of Plan-Based Awards Table below, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. The expected term assumption used in the option-pricing model for purposes of determining grant size differs from the term assumption used for determining accounting expense pursuant to FAS 123(R) in that the full contractual term of the option was used when determining grant size to represent the full potential value of the award conveyed by Choice to the officers. See the preamble to the Grants of Plan-Based Awards Table for more information on how we determine the actual number of shares subject to each type of equity award.

The following table sets forth the equity award value targets for each applicable Named Executive Officer in 2007:

Officer	2006 Base Salary ($)(1)	Median LTI Guideline % of Salary (%)	Aggregate Annual Equity Award Value ($)
Ledsinger	755,000	200%	1,510,000
White	225,000	45%	101,250
Mirgon	316,000	100%	316,000
Haase	256,000	100%	256,000
Pepper	265,000	100%	265,000

(1)	2007 annual equity awards were made prior to each officer’s base salary increase for 2007.

In addition to these annual equity awards, upon his promotion to Senior Vice President in December 2007, Mr. White received an additional stock option grant exercisable for 20,000 shares. In addition, Messrs. Haase and Pepper received an additional award of 25,000 options and 7,500 shares of restricted stock, respectively, in May 2007 in connection with the Committee’s recognition of their increased responsibilities and the need to bring these officers more in line with comparable positions set forth in the survey information.

For the actual equity awards made to each applicable Named Executive Officer in 2007, see the Grants of Plan-Based Awards Table below.

Equity Grant Practices

Equity awards to the Named Executive Officers are granted annually at the February Compensation Committee meeting (except for Mr. Ledsinger, whose awards are granted at the February Board meeting which is typically immediately after the February Compensation Committee meeting). Board and Committee meetings are generally scheduled at least a year in advance. The exercise price of each stock option awarded to the executives, in 2007 and historically, was the average of the high and low price on the date of grant. Beginning in 2008, we have determined to set the exercise price of stock options at the closing market price on the date of grant as we believe this represents market practice with respect to the stock option grant process. Choice prohibits the repricing of stock options.

Share Ownership Guidelines

Consistent with our compensation objectives, we believe that our executive officers individually, and as a group, should have a significant ownership stake in Choice. Thus, in November 2003, the Board of Directors established executive share ownership guidelines. The guidelines require that Mr. Ledsinger own Choice common stock valued at five times base salary. Each of the other Named Executive Officers (other than Messrs. Squeri and Wielgus) are required to hold common stock worth three times base salary. We believe these guidelines are competitive with the market for comparable positions based on the comprehensive review performed by Semler Brossy in 2005. While Mr. White was not subject to the share ownership guidelines during 2007, upon his promotion to Senior Vice President in December 2007, he is now subject to the guidelines and will be required to acquire and maintain the required ownership target for his position (three times base salary).

The ownership targets must be met within five years of being subject to the guidelines. Common stock counting towards satisfaction of the requirement includes:

•	shares owned outright by the executive or his or her immediate family members residing in the same household;

•	stock held in the 401(k) plan or the nonqualified deferred compensation plan;

•	stock held in Choice employee stock purchase plan;

•	restricted stock, whether or not vested, and stock acquired upon the reinvestment of dividends on such shares;

•	shares acquired upon stock option exercises;

•	shares held in trust; and

•	PVRSUs, once vested.

In addition, the applicable Named Executive Officers are not permitted to sell any of the vested shares granted to them under restricted stock awards or PVRSUs until they have met their target share ownership. To date, each of the applicable Named Executive Officers are in compliance with the guidelines, except that, as of December 31, 2007, Mr. Haase is not in compliance with his ownership requirement as a result of the significant increase in his base salary since 2006 ($256,000 to $300,000) and the corresponding decrease in the price of our stock during such time (approximately $42 to approximately $33). We anticipate Mr. Haase will be back into compliance with his ownership guideline during 2008. Each of Mr. White, promoted to Senior Vice President in December 2007, and Mr. Pepper, promoted to Senior Vice President in January 2005, are still within the five-year window pursuant to which they are required to satisfy their new ownership requirement of three times base salary.

Rule 10b-5 Trading Plan

Mr. Ledsinger informed Choice that he recently entered into a written stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 to sell shares of Choice common stock, including shares issuable upon the exercise of stock options. The plan provides for sales of specified numbers of shares within specified price ranges, subject to certain limitations. The plan was established during one of our scheduled trading windows during which employees and directors may trade in Choice stock. We do not undertake to report written trading plans established by our employees, officers or directors, or any modifications, terminations, transactions or other activities thereunder. Mr. Ledsinger has confirmed to Choice, however, that, as required by securities laws, he will promptly publicly disclose any option exercises and/or stock sales made under the plan. Mr. Ledsinger has informed Choice that the plan will expire on the first to occur of (i) the date that the aggregate number of shares of stock eligible for sale under the plan are sold, and (ii) January 30, 2009.

Perquisites and Other Personal Benefits

Flexible Perquisites Program.    Executive officers, including each of the Named Executive Officers, are eligible to receive certain benefits not available to other full-time employees. In particular, in 2000, Choice instituted a Flexible Perquisites Program. We implemented this program in connection with our efforts to recruit certain key executives at such time. The program design and covered expenses were based on our review of competitive market information at such time and how other companies structured their flexible perquisites program.

Pursuant to the Flexible Perquisites Program, each Named Executive Officer is entitled to receive an aggregate amount of reimbursement that may be used by the officers on a range of personal benefits, as follows: financial and estate planning and legal services, club membership dues, health care expenses and child care expenses. These reimbursements represent taxable income to the executive; however, pursuant to the program, Choice will gross up any associated tax. We believe the cost to Choice to provide this program, and any associated gross up expense, is minimal as compared to the goodwill and retention benefits the program offers to our executives.

In 2007, the aggregate amount of reimbursement available to each Named Executive Officer under the Flexible Perquisites Program was as set forth below. We have not increased the amounts available to our officers under the Flexible Perquisites Program since 2003. At such time, the level of benefits available under the Choice Flexible Perquisites Program were below those provided by other companies, as evidenced by the competitive market information reviewed at the time, and we continue to believe that our program is below the competitive market.

Officer	2007 Eligible Reimbursement ($)
Ledsinger	31,800
White	8,000
Mirgon	15,000
Haase	15,000
Pepper	15,000
Squeri	15,000
Wielgus	15,000

For actual amounts reimbursed to each officer under the Flexible Perquisites Program during 2007, see the Summary Compensation Table below. In addition to the Flexible Perquisites Program, we offer our senior executives the Choice “Stay at Choice” program which provides reimbursements to these executives when staying at Choice hotels properties. We offer the “Stay at Choice” program as we seek to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback as to the quality and comfort of our product. There is no limit on an executive’s use of this program during the year, for the reasons set forth above.

Other Personal Benefits.    In addition to his participation in the Flexible Perquisite Program, Mr. Ledsinger’s employment agreement, as specifically negotiated at the time, provides for an allowance for automobile expenses, initial and annual fees at a dining and/or recreational club at the choice of Mr. Ledsinger for the purpose of business entertainment, and use of the Company aircraft for personal use for up to 25 flight hours per year. Mr. Ledsinger is responsible for related taxes on imputed income for his (and his family’s, other than his spouse’s) personal use of Company aircraft.

Each of the remaining applicable Named Executive Officers are also given an annual car allowance. For the aggregate cost to Choice for each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Retirement Plans

We offer our senior executives, including each of the Named Executive Officers, a competitive and reasonable retirement package, comprised of various nonqualified retirement plans which are not offered to our employees generally. Not only do we believe the combination of these retirement plans is reasonable and competitive, but we also believe these plans encourage retention of our executives and reward them for long, continued service to Choice. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans. We believe these limits leave higher-paid executives without adequate retirement income replacement. Accordingly, the nonqualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and the retirement income they need.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below. Since we instituted these plans, we have made no material changes to their structure or level of benefits provided thereunder.

Severance and Change in Control Arrangements

Each of the Named Executive Officers, other than Messrs. Squeri and Wielgus, are entitled to receive various payments and continued benefits upon various triggering events. These arrangements are set forth in employment agreements with each of Messrs. Ledsinger and Mirgon, a severance agreement with Mr. Haase and, for each of Messrs. White and Pepper, the Choice Severance Benefit Plan which is applicable to all of our employees who do not otherwise have an employment or severance agreement with Choice. Mr. Ledsinger’s current employment agreement and the Choice Severance Plan were adopted in 2005 and 1998, respectively, and the terms of the severance provisions and benefits were each based on what the Committee believed was competitive with the market at the time. In addition, Mr. Ledsinger’s agreement was based on negotiations with him at the time.

During 2007, the Compensation Committee reviewed the overall severance and termination/change in control arrangements applicable to the Named Executive Officers. The Committee determined to undergo the review at this time due to the departure of three of our senior executives in early 2007, including each of Messrs. Squeri and Wielgus. While our succession planning allowed Choice to rebound from these departures, the Committee felt it was important to prevent further departures of senior executives from the company.

Based on data provided by Semler Brossy, the Compensation Committee determined that a period of 18 to 24 months of severance (based on the executive’s salary and bonus) in the event of termination without cause or constructive termination was consistent with the median of our market, with continued vesting of equity awards granted after the date of any new severance arrangements during this severance period (equity awards prior to any new severance arrangements could not be amended without Choice incurring an earnings charge). In addition, the Committee determined that, for the protection of the company, a noncompete and nonsolicitation period of one to two years was typical within our industry, and was a further deterrent for our executives to terminate employment. As a result of this review, Mr. Ledsinger recommended, and the Committee approved, entering into a severance agreement with Mr. Haase and amending Mr. Mirgon’s employment agreement to provide for 18 months of severance and continued equity vesting upon the termination events above, and a noncompete and nonsolicitation period of 18 months, which the Committee felt was reasonable and enforceable.

In addition, consistent with the provisions set forth in Messrs. Ledsinger and Mirgon’s current employment agreements and company practice, the Committee approved payment upon termination following a change in control (i.e., a “double trigger”) for Mr. Haase equal to a lump sum payment of 200% of his base salary and annual bonus. 200% was chosen as it was consistent with Mr. Mirgon’s employment agreement and the Committee desired to treat all Senior Vice Presidents equally.

The change in control provisions were adopted to ensure that, in the event Choice is considering a change in control transaction, these executives will not be tempted to act in their own interests rather than the interests of the shareholders. These executives may not be in a position to influence our performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

In connection with his termination on March 31, 2007, we entered into an Agreement and Release with Mr. Squeri in February 2007. We terminated Mr. Squeri’s employment prior to end of the employment term under his existing employment agreement with Choice, or June 3, 2008. Pursuant to his employment agreement, upon his involuntary termination, Choice agreed to the continued payment of his salary and benefits, and his continued participation in our annual incentive compensation plan during 2007, with a target bonus equal to 65% of his base salary during 2007, for generally a 14-month period, from April 1, 2007 to June 3, 2008 (the original termination date under his employment agreement). Thus, the Agreement and Release reaffirmed our obligation to continue these payments and benefits through the term of his employment agreement. We also executed the Agreement and Release with Mr. Squeri in order to obtain a non-disparagement and non-solicitation agreement from Mr. Squeri during this same period, as well as to receive a general release in favor of Choice.

In September 2006, in connection with a reorganization of management responsibilities, we entered into an amendment to Mr. Wielgus’s Employment Agreement pursuant to which we agreed to, in the event of involuntary termination of Mr. Wielgus, the continued payment of his salary and benefits, and his continued participation in our annual incentive compensation plan, with a target bonus equal to 55% of his base salary at the time of termination, for an 18-month period. The 18-month period, recommended by Mr. Ledsinger, was approved as reasonable and appropriate by the Committee for primarily two reasons. First, based on preliminary data from Semler Brossy, in connection with our more comprehensive severance review discussed above, 18 months appeared to be comparable to the market. In addition, the 18-month period was consistent with other recent severance periods provide to other recently-departed senior executives of Choice at the time. We provided Mr. Wielgus with notice of termination pursuant to this agreement on January 4, 2007 and his termination became effective July 5, 2007.

For a more detailed discussion of the arrangement applicable to each Named Executive Officer, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2007 (other than Messrs. Squeri and Wielgus, whose actual severance arrangements are described), see the Potential Payments upon Termination or Change in Control section below.

Tax Deductibility of Compensation

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Restricted stock awards are generally not tax deductible under Section 162(m); however, our PVRSUs are fully deductible for Section 162(m) purposes and thus all equity awards to our Named Executive Officers in 2007, other than the restricted stock awards, are fully deductible under Section 162(m). All 2007 compensation for the applicable Named Executive Officers was deductible under Section 162(m).

THE FOLLOWING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and this Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

Gordon A. Smith

David C. Sullivan

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Charles A. Ledsinger, Jr. Vice Chairman, Chief Executive Officer	2007	790,385	1,670,633	1,181,497	1,106,538	1,321,305	172,577	6,242,935
	2006	749,615	1,522,536	1,303,822	1,161,904	609,779	180,850	5,528,506

David L. White Senior Vice President, Chief Financial Officer(6)	2007	247,115	108,463	44,093	138,385	—	31,636	569,692
	2006	192,161	60,895	40,128	119,140	—	29,809	442,133

Thomas Mirgon Senior Vice President, Human Resources & Administration	2007	323,962	152,041	179,239	226,773	147,232	72,260	1,101,507
	2006	315,308	101,327	178,240	244,363	96,401	77,179	1,012,818

Bruce Haase Senior Vice President, Brand Operations & International	2007	284,892	124,477	207,857	199,425	129,814	64,308	1,010,773
	2006	—	—	—	—	—	—	—

David A. Pepper Senior Vice President, Franchise Development & Emerging Brands	2007	273,846	209,016	149,808	203,194	85,857	63,460	985,181
	2006	—	—	—	—	—	—	—

Joseph M. Squeri President, Chief Operating Officer(7)	2007	161,542	405,552	276,586	394,030	15,941	597,592	1,851,243
	2006	431,500	591,710	315,090	434,736	150,443	88,430	2,011,909

Wayne W. Wielgus Executive Vice President, Chief Marketing Officer(8)	2007	220,931	97,378	219,092	287,210	34,096	601,204	1,459,911
	2006	371,500	185,721	249,482	316,704	149,095	82,356	1,354,858

(1)	Values reflect the FAS 123(R) expense recognized by Choice for the years ended December 31, 2007 and 2006, respectively, disregarding any estimates of forfeitures relating to service-based vesting conditions. Assumptions used to calculate the FAS 123(R) fair value for 2007 are discussed in Note 18, “Capital Stock,” on page 89 of our 2007 Form 10-K, filed on February 29, 2008. Assumptions used to calculate the FAS 123(R) fair value for 2006 are discussed in Note 17, “Capital Stock,” on page 87 of our 2006 Form 10-K, filed on March 1, 2007.
(2)	Values reflect the cash awards to each of the Named Executive Officers under the Officer Cash Incentive Plan for each respective year. For a discussion of the performance targets under the 2007 Officer Cash Incentive Plan, see Compensation Discussion and Analysis—Annual Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2007 Officer Cash Incentive Plan, see the Grants of Plan-Based Awards Table below.
(3)	For 2006, values reflect the change in pension value and preferential earnings on nonqualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”), as follows:

Named Executive Officer	Change in Pension Value ($)	Preferential Earnings ($)
Ledsinger	427,839	181,940
White	—	—
Mirgon	49,977	46,424
Haase	—	—
Pepper	—	—
Squeri	99,859	50,584
Wielgus	96,628	52,467

For 2007, values reflect the change in pension value and preferential earnings on nonqualified deferred compensation under the EDCP, as follows:

Named Executive Officer	Change in Pension Value ($)	Preferential Earnings ($)
Ledsinger	1,074,278	247,027
White	—	—
Mirgon	94,458	52,774
Haase	68,193	61,621
Pepper	48,881	36,976
Squeri	(274,093)	15,941
Wielgus	(206,251)	34,096

(4)	Pursuant to our EDCP, as discussed in more detail in the Non-Qualified Deferred Compensation Table and accompanying narrative below, one of the investment options available for each participating Named Executive Officer under the EDCP is the “Moody’s Plus Rate of Return,” which return is equal to the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points. The guaranteed portion of the earnings, or the 300 basis points, are reflected in this column, while the aggregate earnings for each participating Named Executive Officer under the EDCP during 2007 is included in the Non-Qualified Deferred Compensation Table below.
(5)	See the All Other Compensation Table below for additional information on the amounts included for each Named Executive Officer in the 2007 All Other Compensation column.
(6)	Mr. White was promoted to Senior Vice President on December 11, 2007 (prior to such time, he served as Chief Financial Officer only). Upon his promotion, Mr. White became eligible to participate in the Executive Deferred Compensation Plan, as set forth above. In addition, his base salary was increased from $250,000 to $275,000, effective January 1, 2008.
(7)	As previously disclosed, Mr. Squeri terminated as President and Chief Operating Officer on March 31, 2007. During 2006, Mr. Squeri served as our Executive Vice President, Operation and Chief Financial Officer until September 13, 2006, at which point he became President and Chief Operating Officer.
(8)	As previously disclosed, Mr. Wielgus terminated as Executive Vice President and Chief Marketing Officer on July 5, 2007. During 2006, Mr. Wielgus served as our Senior Vice President, Chief Marketing Officer until September 13, 2006, at which point he became Executive Vice President, Chief Marketing Officer.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2007 All Other Compensation column in the Summary Compensation Table above.

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(1)	Other Benefits ($)(2)	Severance Payments ($)(3)	Total ($)
Ledsinger	78,794	10,125	22,066	61,592	—	172,577
White	461	9,000	3,799	18,376	—	31,636
Mirgon	33,437	13,500	3,879	21,444	—	72,260
Haase	17,948	3,418	7,950	34,992	—	64,308
Pepper	12,323	8,125	13,031	29,981	—	63,460
Squeri	17,661	4,523	10,928	48,211	516,269	597,592
Wielgus	11,271	4,311	7,787	18,335	559,500	601,204

(1)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites provided pursuant to our Flexible Perquisite Program, including club membership and dues, legal, estate and financial planning services, medical and dependant care (child care) expenses and the Choice “Stay at Choice” program which provides discounts to senior executives when staying at Choice hotels properties. For Mr. Ledsinger only, amount also includes reimbursement of taxes for his spouse’s personal use of the Company’s aircraft.
(2)	Benefits included this column include the following amounts or types of compensation:

•	reimbursement for club memberships and dues, which was $8,403 for Mr. Wielgus during 2007;

•	reimbursement for our Stay at Choice program, which was $4,494 for Mr. Haase during 2007;

•	reimbursement of financial and estate planning services and legal expenses, which were $5,651 for Mr. Mirgon; $7,670 for Mr. Haase; $10,515 for Mr. Squeri; and $1,927 for Mr. Wielgus during 2007;

•	reimbursement of health care expenses, which were $6,476 for Mr. Haase and $3,670 for Mr. Squeri during 2007;

•	reimbursement of child care expenses, which were $8,000 for Mr. White and $14,589 for Mr. Pepper during 2007;

•	a car allowance for each officer, as follows: $10,200, Mr. White; $12,000, Mr. Mirgon; $12,000, Mr. Haase, $12,000, Mr. Pepper; $11,539, Mr. Squeri; and $6,923, Mr. Wielgus;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer;

•

for Mr. Squeri only, $20,851 in reimbursement of legal expenses outside of the Flexible Perquisite Program in connection with the negotiation and entering into of his Agreement and Release with Choice in February 2007; and

•	for Mr. Ledsinger only, the aggregate incremental cost to the Company of the personal use of the Company’s aircraft, which was $13,524 in 2007.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by multiplying the total hours of personal use by Mr. Ledsinger during 2007 by the variable cost per hour of operating the aircraft during 2007. Per his employment agreement, Mr. Ledsinger is entitled to use the Company’s aircraft for personal use for up to 25 hours per year. Periodically, Mr. Ledsinger’s spouse and children may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any. Variable cost per hour was determined by aggregating the total variable costs for operating the aircraft during 2007 and dividing such amount by the number of hours of personal use. Variable costs included ongoing maintenance and repairs, fuel, and any travel expenses for the flight crew.

Other than as described above, none of the other benefits for any Named Executive Officer exceeded $25,000 or 10% of the total amount of benefits provided to the officer.

(3)	Pursuant to an Agreement and Release and his employment agreement with Choice, upon his termination from Choice (March 31, 2007) through June 3, 2008, Mr. Squeri is entitled to continued receipt of his base salary as in effect on the date of his termination. Pursuant to Mr. Wielgus’ employment agreement, as amended, Mr. Wielgus is entitled to a severance payment equal to 18 months of 2007 base salary upon his termination from Choice on July 5, 2007.

GRANTS OF PLAN-BASED AWARDS FOR 2007

As discussed in Compensation Discussion and Analysis—Long-Term Incentives above, the aggregate equity value to be awarded to each Named Executive Officer annually, including for 2007, is determined by the Committee. Of each officer’s aggregate annual equity value, approximately 75% is awarded as stock options and 25% is awarded as performance-vested restricted stock units (“PVRSUs”), other than for Mr. White. For Mr. White, 100% of his aggregate annual equity value in 2007 was awarded as restricted stock. For each Named Executive Officer, the value of the aggregate equity grant to be delivered as options is divided by the Black Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed in the Compensation Discussion and Analysis, Mr. Ledsinger’s long-term equity grant value in 2007 was 200% of his base salary, or $1,510,000 (at the time of grant, Mr. Ledsinger’s base salary was his 2006 base salary, or $755,000). Seventy-five percent of this value, or $1,132,500, was granted as stock options. The Black-Scholes value was $16.232. Thus, the number of shares subject to his option grant on February 12, 2007 was determined as follows: $1,132,500/$16.232 = 69,770 shares. The value of the aggregate equity grant to be delivered as PVRSUs, or restricted stock, as applicable, was divided by the 90-day average fair market value of Choice’s common stock prior to the date of grant. Thus, Mr. Ledsinger’s PVRSU grant was determined as follows: $377,500 (25% of the aggregate equity award value for 2007)/$43.497 = 8,679 PVRSUs. As discussed in the Compensation Discussion and Analysis, the assumptions used for determining grant size differ from the assumptions used for accounting purposes to reflect the maximum potential value being granted to the executive.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Base Price of Option Awards ($)(5)	Closing Market Price on Grant Date ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ledsinger		397,500	795,000	1,590,000
									69,770	40.35	—	855,380
	2/12/2007				4,340	8,679	17,358					350,198
White		50,000	100,000	200,000
	2/11/2007							2,500				102,575
	12/11/2007								20,000	36.42	—	190,360
Mirgon		81,250	162,500	325,000
	2/11/2007								12,000	41.03	—	149,760
	2/11/2007				900	1,800	3,600					73,854
Haase		67,500	135,000	270,000
	2/11/2007								12,544	41.03	—	156,549
	2/11/2007				748	1,495	2,990					61,340
	5/25/2007								25,000	38.71	38.88	287,725
Pepper		68,750	137,500	275,000
	2/11/2007								15,300	41.03	—	190,944
	2/11/2007				1,000	2,000	4,000					82,060
	5/25/2007							7,500				290,288
Squeri		140,725	281,450	562,900	—	—	—	—	—	—	—	—
Wielgus		102,575	205,150	410,300	—	—	—	—	—	—	—	—

(1)	Threshold amount reflects the threshold payment level under the Company’s 2007 Officer Cash Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For a discussion of the performance targets under the 2007 Officer Cash Incentive Plan, see Compensation Discussion and Analysis—Annual Incentive Cash Compensation above. For the actual payments made to each Named Executive Officer pursuant to the 2007 Officer Cash Incentive Plan, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Represents grants of PVRSUs to the applicable Named Executive Officers. For a discussion of the performance target applicable to the PVRSUs for the 2007-2009 performance period, see Compensation Discussion and Analysis—Long-Term Incentives above. These awards will vest, if at all, depending upon Choice’s actual three year cumulative EPS compared to the performance target, as described in more detail in the Compensation Discussion and Analysis—Long-Term Equity Incentives above. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid on our outstanding common stock; provided, however, that dividends are only paid out if the PVRSUs are earned by the executives.
(3)	Represents grants of restricted stock to the applicable Named Executive Officers. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate as dividends are paid on our outstanding common stock.

(4)	Represents grants of stock options to each Named Executive Officer. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)	The exercise price of an option is equal to the fair market value (FMV) of Choice common stock on the date of grant. FMV was defined as the mean of the high and low prices reported on the New York Stock Exchange on the date of grant. If no shares were traded on the grant date, the Committee determines the FMV. The Committee selected the mean of the high and low prices reported on February 9, 2007 as the FMV for the grants awarded on Sunday, February 11, 2007.
(6)	As discussed in Compensation Discussion and Analysis—Long-Term Equity Incentives—Equity Grant Practices, the exercise price of stock options granted during 2007 was based on the average of the high and low price of Choice Hotels common stock on the date of grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into employment agreements with each of Mr. Ledsinger and Mr. Mirgon. Mr. Ledsinger’s employment agreement was effective December 20, 2005 and has a term of four years. Pursuant to his employment agreement, Mr. Ledsinger is employed as President and Chief Executive Officer with an initial base salary of $720,000 per year. Mr. Ledsinger is also entitled to participate in our annual incentive bonus plan in an initial amount equal to 100% of his base salary. Additionally, as set forth in the Compensation Discussion and Analysis – Perquisites and Other Related Benefits above, pursuant to the employment agreement, Mr. Ledsinger also receives an automobile allowance (in an initial amount of $1,100 per month), annual fees for a club membership, access to the Company aircraft for 25 flight hours per year (with Mr. Ledsinger responsible for the taxes associated with such use) and other fringe benefits accorded our other most senior executives.

Mr. Mirgon is employed as Senior Vice President, Human Resources and Administration pursuant to an amended and restated employment agreement dated April 13, 1999, as further amended on January 23, 2008. The agreement is for an indefinite term and may be terminated by either party, including for the events described under Potential Payments upon Termination or Change in Control below. Under Mr. Mirgon’s employment agreement, he is entitled to receive an initial base salary of $325,000 per year, may participate in our annual incentive bonus plan in an initial amount equal to 50% of his base salary. In addition, Mr. Mirgon is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Please see the Payment Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2007

The following table provides information on the current holdings of stock option and stock awards by the Named Executive Officers. This table includes unexercised and unvested option awards, unvested restricted stock awards and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the restricted stock and PVRSU awards is based on the closing market price of Choice’s stock as of December 31, 2007, which was $33.20. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period, the market value of the PVRSUs is based on achievement of the “target” level of performance under the awards.

	Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ledsinger	07/31/1998	237,326	—	6.2650	07/31/2008
	02/01/1999	110,000	—	6.3125	02/01/2009
	02/07/2000	240,000	—	8.3750	02/07/2010
	02/08/2002	140,000	—	10.6150	02/08/2012
	02/11/2003	9,000	9,000	10.2175	02/11/2013
	02/11/2003	108,000	27,000	10.2175	02/11/2013
	02/10/2004					20,000	664,000
	02/14/2005	268	804	29.92	02/14/2015
	02/14/2005	31,464	47,196	29.92	02/14/2015
	12/20/2005					25,864	858,685
	02/12/2006							9,006	298,999
	02/13/2006	—	3,774	48.72	02/13/2013
	02/13/2006	14,714	40,368	48.72	02/13/2013
	02/12/2007	—	2,478	40.35	02/12/2014
	02/12/2007	—	67,292	40.35	02/12/2014
	02/12/2007							8,679	288,143
White	12/20/2002	5,000	—	11.71	12/20/2012
	12/20/2002	15,000	—	11.71	12/20/2012
	02/10/2003	400	100	10.1975	02/10/2013
	02/10/2003	1,200	300	10.1975	02/10/2013
	02/09/2004					2,000	66,400
	02/14/2005	1,000	1,500	29.92	02/14/2015
	02/14/2005	3,000	4,500	29.92	02/14/2015
	02/12/2006					2,079	69,023
	09/13/2006					2,250	74,700
	02/11/2007					2,500	83,000
	12/11/2007	—	5,000	36.42	12/11/2014
	12/11/2007	—	15,000	36.42	12/11/2014
Mirgon	02/07/2002	2,046	—	10.5825	02/07/2012
	02/10/2003	1,636	1,636	10.1975	02/10/2013
	02/10/2003	—	10,364	10.1975	02/10/2013
	02/09/2004					7,200	$239,040
	02/14/2005	2,400	3,600	29.92	02/14/2015
	02/14/2005	7,200	10,800	29.92	02/14/2015
	02/12/2006	528	2,240	48.75	02/12/2013
	02/12/2006	2,240	6,065	48.75	02/12/2013
	02/12/2006							1,862	61,818
	02/11/2007	—	3,000	41.03	02/11/2014
	02/11/2007	—	9,000	41.03	02/11/2014
	02/11/2007							1,800	59,760
Haase	02/07/2002	2,100	—	10.5825	02/07/2012
	02/07/2002	12,600	—	10.5825	02/07/2012
	02/10/2003	2,450	2,450	10.1975	02/10/2013
	02/10/2003	7,350	7,350	10.1975	02/10/2013
	02/09/2004					5,600	185,920
	02/14/2005	2,320	3,480	29.92	02/14/2015
	02/14/2005	6,960	10,440	29.92	02/14/2015
	02/12/2006	370	2,200	48.75	02/12/2013
	02/12/2006	2,200	5,512	48.75	02/12/2013
	02/12/2006							1,552	51,526
	02/11/2007	—	3,136	41.03	02/11/2014
	02/11/2007	—	9,408	41.03	02/11/2014
	02/11/2007							1,495	49,634
	05/25/2007	—	903	38.7050	05/25/2014
	05/25/2007	—	24,097	38.7050	05/25/2014
Pepper	02/10/2003	5,000	1,250	10.1975	02/10/2013
	02/10/2003	15,000	3,750	10.1975	02/10/2013
	02/09/2004					1,040	34,528
	01/01/2005					6,000	199,200
	02/14/2005	1,700	2,550	29.92	02/14/2015
	02/14/2005	5,100	7,650	29.92	02/14/2015
	02/12/2006	846	2,538	48.75	02/12/2013
	02/12/2006	2,538	7,617	48.75	02/12/2013
	02/12/2006							2,218	73,638
	02/11/2007	—	3,825	41.03	02/11/2014
	02/11/2007	—	11,475	41.03	02/11/2014
	02/11/2007							2,000	66,400
	05/25/2007					7,500	249,000

	Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Squeri(3)	02/10/2003	—	1,538	10.1975	02/10/2013
	02/10/2003	—	13,462	10.1975	02/10/2013
	01/02/2004					8,000	265,600
	02/09/2004					8,480	281,536
	02/14/2005	4,000	6,000	29.92	02/14/2015
	02/14/2005	12,000	18,000	29.92	02/14/2015
	05/03/2005					12,000	398,400
	02/12/2006	221	2,148	48.75	02/12/2013
	02/12/2006	6,304	17,427	48.75	02/12/2013
	02/12/2006							3,932	130,542
	02/13/2006					12,308	408,626
	09/13/2006							6,600	219,120
	09/13/2006							13,400	444,880
Wielgus(3)	02/07/2002	9,400	—	10.5825	02/07/2012
	02/10/2003	—	3,500	10.1975	02/10/2013
	02/10/2003	21,500	10,500	10.1975	02/10/2013
	02/09/2004					8,000	265,600
	02/14/2005	—	2,730	29.92	02/14/2015
	02/14/2005	11,780	17,670	29.92	02/14/2015
	02/14/2005					6,000	199,200
	02/12/2006	—	3,744	48.75	02/12/2013
	02/12/2006	4,646	10,196	48.75	02/12/2013
	02/12/2006							3,104	103,053

(1)	The stock options listed above vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term, with the exception of options granted in 2006 and 2007, which vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.
(2)	Restricted stock awards granted prior to December 20, 2005, vest at the rate of 20% each year for five years from the date of grant. Restricted stock awards granted on and after December 20, 2005 vest at the rate of 25% each year for four years from the date of grant. Other than as set forth below in footnote 3, PVRSUs are earned and vest upon the conclusion of a three-year performance period (2006 – 2008 and 2007 – 2009 for the 2006 and 2007 grants, respectively) based on actual three-year cumulative EPS compared to the performance target.
(3)	The PVRSU awards shown as outstanding and unearned as of December 31, 2007 for each of Messrs. Squeri and Wielgus are expected to be forfeited upon the conclusion of their severance periods on June 3, 2008 and January 5, 2009, respectively; provided, however, that in the event there is a change in control of Choice prior to such dates, the PVRSUs held by each officer will accelerate and vest in full, at the maximum performance level. See Potential Payments upon Termination and Change in Control below. In addition, with respect to the 24,000 outstanding unvested options granted to Mr. Squeri on February 14, 2005, and the 19,575 outstanding unvested options granted on February 12, 2006, due to his termination, Mr. Squeri will forfeit 16,000 and 13,050 of these options, respectively. With respect to the 20,400 outstanding unvested options granted to Mr. Wielgus on February 14, 2005, and the 13,940 outstanding unvested options granted on February 12, 2006, due to his termination, Mr. Wielgus will forfeit 13,600 and 9,293 of these options, respectively.

OPTION EXERCISES AND STOCK VESTED FOR 2007

The following table provides information for each of the Named Executive Officers on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice common stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Ledsinger(1)	—	—	62,932	2,307,196
White	—	—	2,443	95,157
Mirgon(2)	83,294	2,466,460	3,600	145,080
Haase	—	—	2,800	112,840
Pepper(3)	—	—	2,520	105,156
Squeri(4)	43,380	1,164,221	16,342	659,991
Wielgus(5)	23,820	645,645	6,000	235,760

(1)	Mr. Ledsinger elected to defer receipt of 62,932 shares otherwise issuable to him, for a value of $2,307,196. Mr. Ledsinger elected to receive this deferred amount in a lump sum payment following termination of employment.
(2)	Mr. Mirgon elected to defer receipt of 3,600 shares otherwise issuable to him, for a value of $145,080. Mr. Mirgon elected to receive this deferred amount in a lump sum payment following termination of employment.
(3)	Mr. Pepper elected to defer receipt of 2,520 shares otherwise issuable to him, for a value of $105,156. Mr. Pepper elected to receive this deferred amount in a lump sum payment following termination of employment.
(4)	Mr. Squeri elected to defer receipt of 12,342 shares otherwise issuable to him, for a value of $506,511. Mr. Squeri received this deferred amount, along with previously deferred equity awards, upon his termination of employment. See the Nonqualified Deferred Compensation Table, and accompanying narrative, below.
(5)	Mr. Wielgus elected to defer receipt of 6,000 shares otherwise issuable to him, for a value of $235,760. Mr. Wielgus began to receive his aggregate deferred equity awards, including this deferred amount, in January 2008 and will continue to receive his aggregate deferred equity awards over a period of five years, as he elected in connection with his termination. See the Nonqualified Deferred Compensation Table, and accompanying narrative, below.

PENSION BENEFITS FOR 2007

Choice’s supplemental executive retirement plan (“SERP”) is a non-contributory defined benefit pension plan covering key executives defined by the Board of Directors. In 2007, each of the Named Executive Officers, other than Mr. White, participated in the SERP.

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as base salary and annual bonuses earned by the participant in a 60-month period that produces the highest average amount out of the 120 months of employment prior to the retirement date. The formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Each of the participating Named Executive Officers were fully vested as of December 31, 2007. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to his employment agreement, upon attaining age 55, Mr. Ledsinger was credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Ledsinger pursuant to an arms-length negotiation at the time of the amendment and restatement of Mr. Ledsinger’s employment agreement in 2002.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55 provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death or disability of a participant, his or her beneficiary is generally entitled to receive 50% of vested amount under the participant’s SERP balance.

Only Mr. Ledsinger is entitled to an unreduced benefit as he has attained age 55 with at least ten years of service. All other Named Executive Officers, including Messrs. Squeri and Wielgus, are entitled to an unreduced benefit at age 65.

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ledsinger	SERP	19	(2)	4,761,295	—
White	—	—		—	—
Mirgon	SERP	10		616,125	—
Haase	SERP	7		289,623	—
Pepper	SERP	5		134,749	—
Squeri	SERP	10		166,308	—
Wielgus	SERP	6		211,972	—

(1)	Present value of each Named Executive Officer’s accumulated benefit under the SERP computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Choice’s 2007 audited financial statements, as required by the rules of the SEC. For a discussion of the assumptions used in quantifying the present value of each officer’s SERP benefit, see Note 16, “Pension, Profit Sharing, and Incentive Plans,” on page 84 of our 2007 Form 10-K, filed on February 29, 2008. For Messrs. Squeri and Wielgus, present value calculated through their termination dates of March 31, 2007 and July 5, 2007, respectively.

(2)	Reflects an additional ten years of service credited to Mr. Ledsinger, upon attaining age 55, in accordance with the terms of his employment agreement. The estimated value of the additional ten years of service credited to Mr. Ledsinger was $2,462,781 as of December 31, 2007. No other participating Named Executive Officer has been credited additional years of service under the SERP.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our CEO and the executive officers reporting directly to him or her are eligible to participate in the EDCP. During 2007, each of the Named Executive Officers, other than Mr. White, participated in the EDCP. Mr. White became eligible to participate in the EDCP upon his promotion to Senior Vice President in December 2007. It is anticipated that his account balance under the Non-Qualified Plan will be transferred to the EDCP during 2008. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan, described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches up to 15% of any deferred salary under the EDCP and the Choice 401(k) plan, offset by the amount of matching contributions made under the 401(k) plan. The participant’s right to any company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts 100% vested after the participant’s fifth year of service. As of December 31, 2007, each of the participating Named Executive Officers was fully vested in his company match amounts.

Pursuant to his employment agreement, upon attaining age 55, Mr. Ledsinger was credited an additional ten years of service for purposes of the EDCP. This provision was negotiated with Mr. Ledsinger pursuant to an arms-length negotiation at the time of the amendment and restatement of his employment agreement in December 2005.

A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 300 basis points (the “Moody’s Plus Rate of Return”), or a return based on a selection of investment options selected by the EDCP’s administrators. The preferential rate (i.e., 300 basis points) is intended to deliver a competitive retirement benefit when combined with the SERP benefit, as discussed above. Participants are entitled to change their investment options under the EDCP on a monthly basis.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or a January selected by the participant. If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A of the Internal Revenue Code. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump-sum.

Stock Deferral Program.    Each Named Executive Officer is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Hotels stock.

Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Nonqualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees employed at the director level and above, and who do not participate in the EDCP, are eligible to participate in the Non-Qualified Plan. During 2007, only Mr. White was an active participant in the Non-Qualified Plan. While Messrs. Ledsinger and Mirgon retained account balances under the plan upon our adoption of the EDCP, they no longer make contributions under the Non-Qualified Plan.

The Non-Qualified Plan allows participants at the level of vice-president and above (which includes Mr. White) to defer up to 90% of their base salary and their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $15,500 for 2007). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan and the Choice 401(k) plan, offset by the amount of matching contributions made under the 401(k) plan. Generally, company match contributions after January 1, 2006 are 100% vested. For company contributions prior to January 1, 2006, the contributions typically vest in full after five years of service. As of December 31, 2007, each of the participating Named Executive Officers was fully vested in his company match amounts.

Participants in the Non-Qualified Plan may elect to invest any amounts deferred under the plan in a range of investment options selected by the Non-Qualified Plan’s administrators, which investment options are generally publicly-available mutual funds or other indices. Participants may elect to change their investment options under the plan at any time; provided, however, that participants subject to the Choice trading restrictions (which includes each of the Named Executive Officers, other than Messrs. Squeri and Wielgus) may not change any investment in Choice Hotels common stock during a trading blackout period.

Pursuant to the plan, benefits generally commence upon termination of a participant’s employment, subject to any requirements imposed by Section 409A of the Internal Revenue Code. Payments under the plan are generally made in a lump-sum; however, a participant may elect to receive payments in equal annual installments over a period of two to 20 years, subject to the requirements of Section 409A. Upon a participant’s death, the vested account balance is payable to the participant’s beneficiary in a single lump sum.

Name	Plan Name	Executive Contributions 2007 ($)(1)	Registrant Contributions 2007 ($)(2)	Aggregate Earnings 2007 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2007 ($)(4)
Ledsinger	EDCP	1,430,635	78,794	745,790	—	8,638,307
	Non-Qualified Plan	—	—	(22,355)	—	90,073
	Stock Deferral Program	2,307,196	—	(3,704,653)	—	16,220,392
White	Non-Qualified Plan	111,205	461	18,297	—	295,048
Mirgon	EDCP	33,063	33,437	159,238	—	1,826,446
	Non-Qualified Plan	—	—	(8,797)	—	35,446
	Stock Deferral Program	145,080	—	(230,619)	—	956,935
Haase	EDCP	409,085	17,948	186,057	—	2,211,613
	Stock Deferral Program	—	—	(12,190)	—	49,328
Pepper	EDCP	104,197	12,323	111,600	—	1,288,758
	Stock Deferral Program	105,396	—	(46,094)	—	188,978
Squeri	EDCP	265,831	17,661	117,334	1,094,589	1,231,838
	Stock Deferral Program	506,991	—	(352,517)	3,025,652	—
Wielgus	EDCP	396,548	11,271	159,263	—	2,453,063
	Stock Deferral Program	235,760	—	(277,862)	432,601	820,116

(1)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2007 base salary deferred by the officer during 2007. The bonus amounts represent the officer’s 2006 annual bonus which was paid and deferred in early 2007. The salary amounts below are included in the 2007 Salary column of the Summary Compensation Table above.

Name	Salary ($)	2006 Annual Bonus ($)
Ledsinger	268,731	1,161,904
White	—	111,205
Mirgon	33,063	—
Haase	199,425	209,660
Pepper	68,462	35,735
Squeri	48,463	217,368
Wielgus	88,372	308,176

(2)	Amounts in this column are included in the 2007 All Other Compensation column of the Summary Compensation Table above.

(3)	Of these amounts, the following earnings on each officer’s EDCP account, which represent guaranteed preferential earnings to each applicable Named Executive Officer under the EDCP, are included in the 2007 Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table above: $247,027, Mr. Ledsinger; $52,774, Mr. Mirgon; $61,621, Mr. Haase; $36,976, Mr. Pepper; $14,941, Mr. Squeri; and $34,096, Mr. Wielgus.

(4)	Of the aggregate balance as of December 31, 2007, the following compensation is included in the Summary Compensation Table above for 2007: executive salary deferrals, included in footnote 1 above; company contributions, included in footnote 2 above; and preferential earnings for each applicable executive’s account, included in footnote 3 above. In addition, of the aggregate balance, the following compensation is included in the Summary Compensation Table above for 2006: executive salary deferrals; 2006 bonus deferrals, included in footnote 1 above; company contributions; and preferential earnings for each applicable executive’s account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers (other than Messrs. Squeri and Wielgus) in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2007. The amounts shown assume that such termination was effective as of December 31, 2007 and, for any equity-based payments or valuations, the closing stock price of Choice’s common stock on December 31, 2007, or $33.20 per share. Other than for Messrs. Squeri and Wielgus, the amounts shown are estimates only; the actual amounts to be paid to each executive will only be determinable at the time of his separation from Choice.

General Payments Made Upon Termination

Regardless of the manner in which his employment terminates (or terminated, in the case of Messrs. Squeri and Wielgus), each of the Named Executive Officers are (or were) entitled to receive amounts earned during his term of employment. Such amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2007 are reflected in the 2007 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each Named Executive Officer;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death;

•	except as otherwise noted below, the present value of each executive’s accumulated benefit under the SERP, as set forth in the Pension Benefits Table above; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth in the Nonqualified Deferred Compensation Table above.

With respect to deferred compensation plans, if the executive has previously elected to receive such amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Messrs. Ledsinger, White, Mirgon, Haase and Pepper

Payments Made Upon Constructive Termination/Good Reason or Termination Without Cause

Messrs. Ledsinger, Mirgon and Haase

Mr. Ledsinger

Upon “constructive termination” or termination without cause, pursuant to his employment agreement, Mr. Ledsinger is entitled to receive continued base salary, participation in our annual incentive plan at 100% of target, his monthly automobile allowance, continued club membership, personal use of the company plane up to 25 hours per year and continued participation in the Choice Flexible Perquisites Program through the termination date of his employment agreement, or December 20, 2009. In addition, Mr. Ledsinger is eligible to receive continued medical and dental benefits to the same extent and at the same cost to him as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits, until December 20, 2009. Choice also agreed to continued payment of the premiums for Mr. Ledsinger’s life insurance through such date.

Further, all unvested stock options, restricted stock and PVRSUs then held by Mr. Ledsinger will accelerate and vest in full upon constructive termination.

As conditions to his continued receipt of the payments and benefits above, Mr. Ledsinger agreed that if he becomes employed prior to December 20, 2009, Choice is entitled to offset the payments required above with any compensation earned by Mr. Ledsinger as a result of his new employment, including unemployment insurance benefits, social security insurance or like amounts. The employment agreement also provides for two-year non-compete and non-solicitation period, and a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Mr. Ledsinger’s employment agreement as:

•	our removal or termination of the executive other than for cause;

•	failure of Choice to place Mr. Ledsinger’s name in nomination for re-election to the Board;

•	assignment of duties inconsistent with the duties set forth in the individual agreement;

•	a decrease in the executive’s compensation or benefits (unless a similar decrease is imposed on all senior executives);

•	a change in the executive’s title or line of reporting set forth in the individual agreement;

•	a significant reduction in the scope of the executive’s authority, position, duties or responsibilities;

•	the relocation of the executive’s office location to a location more than 25 miles from his prior place of employment;

•	a significant change in Choice’s annual bonus program which adversely effects the executive; or

•	any other material breach of the agreement by Choice.

Messrs. Mirgon and Haase

Under the employment agreement for Mr. Mirgon, and a non-competition, non-solicitation and severance benefit agreement, dated January 25, 2008, with Mr. Haase, if either executive is terminated for “good reason” or without cause, each officer is entitled to receive continued base salary and continued payment of the premiums for his supplemental executive life insurance and, with respect to Mr. Mirgon only, continued payment of his automobile allowance and continued participation in the Choice Flexible Perquisites Program, each as in effect as of the termination date, for 18 months, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. In addition, each executive will be entitled to any annual bonuses that would have otherwise been paid during the 18-month period at 100% of the executive’s target. Each executive will also be eligible to receive continued medical and dental benefits during the 18-month period to the same extent and at the same cost to him as applicable to Choice’s senior executives, with Choice to continue its employer contributions for such continued benefits.

Choice is also obligated to provide each executive with its standard outplacement services for executive-level employees during the 18-month period, subject to termination in the event the executive secures new employment.

In addition, Mr. Mirgon will continue to vest in all unvested stock options, restricted stock and PVRSUs during the 18-month period following the termination. Pursuant to Mr. Haase’s agreement, he will continue to vest in any unvested stock options and other stock awards granted after the date of his severance agreement (January 25, 2008) during the 18-month period.

As conditions to their continued receipt of the payments and benefits above, each executive agreed that if he becomes employed prior to the end of the 18-month period, Choice is entitled to offset the payments required above with any compensation earned by the executive as a result of his new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, each executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The agreements also provide for an 18-month non-compete and non-solicitation period, and a general confidentiality provisions in favor of Choice.

Generally, “good reason” is defined under each agreement as a material, substantial change in either the executive’s compensation or position and responsibilities.

Messrs. White and Pepper

If Messrs. White or Pepper are terminated without reasonable cause by Choice, each executive is entitled to severance payments under the Choice Severance Benefit Plan, which applies equally to all company employees except for those employees who are subject to an employment agreement. Under the Severance Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Severance Benefit Plan, corporate officers, which includes each of Messrs. White and Pepper, are entitled to one month of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of three months of base salary and a maximum of 12 months. Assuming a termination as of December 31, 2007, each of Messrs. White and Pepper would be entitled to five months of continued base salary, as well as continued medical and dental benefits during this period. The severance benefit terminates prior to the end of the severance benefit period provided under the Plan upon the earlier to occur of (i) death of the participant, and (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s periodic execution of employment certifications and execution of a standard release agreement in favor of Choice.

Payments Made Upon Death or Disability

Our disability program provides that each of the executives, other than Mr. White, will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. Mr. White’s benefit will equal 60% of the previous year’s base salary, with such amount also capped at $15,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Each of the Named Executive Officers, other than Mr. Ledsinger, has a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to his employment agreement, upon the death of Mr. Ledsinger, any unvested shares of restricted stock granted to Mr. Ledsinger on December 20, 2005 (the date of his employment agreement) will accelerate and vest in full. In addition, upon his death or disability (generally defined as his inability to perform the essential functions of his job for more than 180 days in any period of 365 consecutive days), all unvested stock options, restricted stock and PVRSUs granted prior to December 20, 2005 will terminate, while any unvested stock option, restricted stock and PVRSUs granted after such date will continue to vest according to their terms.

Payments Made Upon Termination Following Change of Control

Messrs. Ledsinger, Mirgon and Haase

For each of Messrs. Ledsinger, Mirgon and Haase, if his employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause, by the executive for constructive termination or good reason, as applicable, or, for Mr. Ledsinger only, upon voluntary resignation, each executive is entitled to receive:

•

a lump sum severance payment of 250% in the case of Mr. Ledsinger, and 200% for Messrs. Mirgon and Haase, of their base salary then in effect and the full amount of the previous year’s annual incentive bonus (or if no bonus was paid in the prior year, the maximum target bonus);

•

all unvested stock options and restricted stock will accelerate and vest in full, and the performance periods for any outstanding PVRSUs will be deemed completed with the maximum level of performance attained;

•	for Mr. Mirgon only, continued family health insurance for 12 months following termination (or until he secures new employment); and

•	an amount equal to the excise tax charged to the executive, if applicable, as a result of the receipt of the payments and benefits described above.

While these executives are entitled to receipt of any excise tax charged to the executive pursuant to their employment agreements, none of the executives’ compensation, as of December 31, 2007, rose to the limit set forth by Section 280G(b) of the Internal Revenue Code wherein an excise tax would be imposed.

In addition to the other conditions applicable to Messrs. Ledsinger, Mirgon and Haase in order to receive their severance payments, as described above, each is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Mr. Ledsinger

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Ledsinger.

Executive Benefits and Payments	Voluntary Termination With Board Approval on 12/31/2007		Early Retirement on 12/31/2007		Constructive Termination on 12/31/2007		Termination Following Change-in- Control on 12/31/2007		Disability on 12/31/2007		Death on 12/31/2007
Compensation:
Salary Continuation under Employment Agreement (1)	—		—		$1,590,000		—		—		—
Annual Incentive Bonus (2)	—		—		$795,000		—		—		—

Benefits & Perquisites:
Cash Severance (3)	—		—		—		$4,753,845		—		—
Auto Allowance (4)	—		—		$26,400		—		—		—
Flex Perquisite Program (5)	—		—		$63,000		—		—		—
Health and Welfare Benefits (6)	—		—		$14,257		—		—		—
Disability Income (7)	—		—		—		—		$2,019,823		—
Life Insurance Benefits (8)	—		—		$1,526		—		—		$795,000
Aircraft Usage (9)	—		—		$193,276		—		—		—
Country Club	—		—		$19,000		—		—		—

Long Term Incentives:
Stock Options (10)	—	(10)	—	(10)	$948,810	(11)	$948,810	(11)	—	(10)	—	(10)
Restricted Stock Grants	—	(12)	—	(12)	$1,522,685	(13)	$1,522,685	(13)	—	(12)	$858,685	(14)
PVRSUs	$587,142	(15)	$587,142	(15)	$587,142	(15)	$1,174,284	(16)	$587,142	(15)	$587,142	(15)

(1)	Amount represents continued payment of Mr. Ledsinger’s base salary, based on his salary as of December 31, 2007, through December 20, 2009.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2008 payable in February 2009.
(3)	Amount represents 250% of Mr. Ledsinger’s 2007 base salary and 2007 annual target bonus.
(4)	Amount represents continued payment of Mr. Ledsinger’s auto allowance, as in effect on December 31, 2007, through December 20, 2009.
(5)	Amount represents the continuation of Mr. Ledsinger’s participation in our Flexible Perquisite Program, as of December 31, 2007, through December 20, 2009.
(6)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Ledsinger under our medical and dental plans for continued coverage through December 20, 2009.
(7)	Represents the estimated present value of all future payments Mr. Ledsinger would be entitled to receive under the Company’s disability program.
(8)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Ledsinger, however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Ledsinger’s beneficiary upon his death.
(9)	Amount represents the incremental cost to Choice for Mr. Ledsinger’s personal use of the company aircraft, assuming Mr. Ledsinger uses the plane for the full 25 hours permitted him under the terms of his employment agreement in each of 2008 and 2009.
(10)	Upon voluntary termination with Board approval, early termination, death and upon disability, stock options granted after December 20, 2005 will continue to vest through December 31, 2009, while options issued prior to that date will be forfeited. Based on the exercise price of the options granted after December 20, 2005 and the closing price of the stock on December 31, 2007, these options currently do not have an intrinsic value.
(11)	In the case of constructive termination and termination following a change of control, the stock option awards immediately vest. Values presented represent the intrinsic value of the options on that date based on the closing stock price of our stock on December 31, 2007 of $33.20.
(12)	Upon voluntary termination with Board approval, early termination and disability, restricted stock granted after December 20, 2005 will continue to vest through December 20, 2009, while shares issued prior to that date will be forfeited. The values presented represent the value of the stock based on the closing stock price of our stock on December 31, 2007 of $33.20.

(13)	In the case of constructive termination and termination following a change of control, the restricted stock awards vest immediately, in which case the value has been calculated based on the closing stock price on December 31, 2007 of $33.20.
(14)	Upon death, awards granted after December 20, 2005 continue to vest through December 20, 2009, awards granted on December 20, 2005 immediately vest and awards granted prior to December 20, 2005 are forfeited. Values presented represent the value of the stock based on a closing share price on December 31, 2007 of $33.20.
(15)	Upon voluntary termination with Board approval, early termination, constructive termination, disability and death, awards granted after December 20, 2005 will continue to vest through December 20, 2009, while shares issued prior to that date will be forfeited. The values presented represent the value of the stock based on the closing stock price of our stock on December 31, 2007 of $33.20.
(16)	Upon a termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20 and achievement of the 200% vesting target.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White.

Executive Benefits and Payments	Termination Without Cause on 12/31/2007	Termination Following Change-in- Control on 12/31/2007	Disability on 12/31/2007	Death on 12/31/2007
Benefits & Perquisites:
Cash Severance under Choice Severance Benefit Plan(1)	$104,167	$104,167	—	—
Health and Welfare Benefits	—	—	—	—
Disability Income(2)	—	—	$2,876,898	—
Life Insurance Benefits(3)	$88	—	—	$250,000

Long Term Incentives:
Stock Options(4)	—	$28,881	—	—
Restricted Stock Grants(5)	—	$293,123	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2007, for five months pursuant to the Choice Severance Benefit Plan.
(2)	Represents the estimated present value of all future payments Mr. White would be entitled to receive under the Company’s disability program.
(3)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. White, however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(4)	Represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2007 of $33.20.
(5)	For termination following a change in control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 31, 2007 of $33.20.

Mr. Mirgon

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Mirgon.

Executive Benefits and Payments	Early Retirement on 12/31/2007	Termination for Good Reason on 12/31/2007	Termination Following Change-in- Control on 12/31/2007	Disability on 12/31/2007	Death on 12/31/2007
Compensation:
Salary Continuation under Employment Agreement(1)	—	$487,500	—	—	—
Annual Incentive Bonus(2)	—	$162,500	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	—	$1,103,546	—	—
Auto Allowance(4)	—	$18,000	—	—	—
Flex Perquisite Program(5)	—	$22,500	—	—	—
Health and Welfare Benefits(6)	—	$17,223	$11,482	—	—
Outplacement Services(7)	—	$18,000	—	—	—
Disability Income(8)	—	—	—	$3,168,937	—
Life Insurance Benefits(9)	—	$3,720	$1,860	—	$1,325,000

Retirement Benefits
SERP(10)	$275,829	$275,829	$275,829	$137,915	$137,915

Long Term Incentives:
Stock Options(11)	—	$307,518	$323,262	—	—
Restricted Stock Grants(12)	—	$239,040	$239,040	—	—
PVRSUs(13)	—	$61,818	$243,157	—	—

(1)	Amount represents continued payment of Mr. Mirgon’s base salary, based on his salary as of December 31, 2007, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2008 payable in February 2009.
(3)	Amount represents 200% of Mr. Mirgon’s 2007 base salary and 2007 annual bonus at target.
(4)	Amount represents continued payment of Mr. Mirgon’s auto allowance, as in effect on December 31, 2007, for 18 months following termination.
(5)	Amount represents the continuation of Mr. Mirgon’s participation in our Flexible Perquisite Program, as of December 31, 2007, for 18 months following termination.
(6)	Termination for good reason amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Mirgon under our medical and dental plans for continued coverage for 18 months following termination. Amounts resulting from a change-in-control represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Mirgon for continued family health insurance for 12 months.
(7)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(8)	Represents the estimated present value of all future payments Mr. Mirgon would be entitled to receive under the Company’s disability program.
(9)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Mirgon, however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Mirgon’s beneficiary upon his death.
(10)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2007. As of such date, Mr. Mirgon was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death or disability, Mr. Mirgon’s beneficiary is generally entitled to receive 50% of the SERP balance.
(11)	Represents the estimated value of such options, which continue to vest through the term of Mr. Mirgon’s employment agreement, 18 months following termination, upon termination for good reason and immediately upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2007 of $33.20.
(12)	For termination following a change in control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 31, 2007. For termination for good reason, the restrictive stock awards continue to vest through the terms of Mr. Mirgon’s employment schedule, 18 months following termination. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20.
(13)	For termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20 and achievement of the 200% vesting target. For termination for good reason, the PVRSUs continue to vest through the terms of Mr. Mirgon’s employment schedule, 18 months following termination. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20.

Mr. Haase

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Haase.

Executive Benefits and Payments	Early Retirement on 12/31/2007	Termination for Good Reason on 12/31/2007	Termination Following Change in Control on 12/31/2007	Disability on 12/31/2007	Death on 12/31/2007
Compensation:
Salary Continuation under Severance Agreement(1)	—	$450,000	—	—	—
Annual Incentive Bonus(2)	—	$150,000	—	—	—

Benefits & Perquisites:
Cash Severance(3)	—	—	$998,850	—	—
Health and Welfare Benefits(4)	—	$17,223	—	—	—
Outplacement Services(5)	—	$18,000	—	—	—
Disability Income(6)	—	—	—	$3,940,182	—
Life Insurance Benefits(7)	—	$2,606	—	—	$1,300,000

Retirement Benefits
SERP(8)	$129,660	$129,660	$129,660	$64,830	$64,830

Long Term Incentives:
Stock Options(9)	—	—	$271,082	—	—
Restricted Stock Grants(10)	—	—	$185,920	—	—
PVRSUs(11)	—	—	$202,321	—	—

(1)	Amount represents continued payment of Mr. Haase’s base salary, based on his salary as of December 31, 2007, for 18 months following termination.
(2)	Amount represents the estimated target incentive bonus amounts for fiscal year 2008 payable in February 2009.
(3)	Amount represents 200% of Mr. Haase’s 2007 base salary and 2007 annual bonus at target.
(4)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Haase under our medical and dental plans for continued coverage for 18 months following termination.
(5)	Amount represents the estimated value of standard outplacement services for up to 18 months following termination.
(6)	Represents the estimated present value of all future payments Mr. Haase would be entitled to receive under the Company’s disability program.
(7)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Haase, however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Haase’s beneficiary upon his death.
(8)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2007. As of such date, Mr. Haase was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death or disability, Mr. Haase’s beneficiary is generally entitled to receive 50% of the SERP balance.
(9)	Represents the estimated value of such options, which vest immediately upon a change of control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2007 of $33.20. For termination for good reasons, unvested options granted after January 28, 2008 will continue to vest through the term of Mr. Haase’s employment agreement.
(10)	For termination following a change in control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 31, 2007. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20. For termination for good reason, the restrictive stock awards granted after January 25, 2008 will continue to vest through the terms of Mr. Haase’s employment schedule.
(11)	For termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20 and achievement of the 200% vesting target. For termination for good reason, the PVRSUs awarded after January 25, 2008 will continue to vest through the terms of Mr. Haase’s employment schedule.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper.

Executive Benefits and Payments	Early Retirement on 12/31/2007	Termination Without Cause on 12/31/2007	Termination Following Change-in- Control on 12/31/2007	Disability on 12/31/2007	Death on 12/31/2007
Benefits & Perquisites:
Cash Severance under Choice Severance Benefit Plan(1)	—	$114,583	$114,583	—	—
Health and Welfare Benefits(2)	—	$4,784	—	—	—
Disability Income(3)	—	—	—	$4,686,624	—
Life Insurance Benefits(4)	—	$1,030	—	—	$1,275,000

Retirement Benefits
SERP(5)	$60,325	$60,325	$60,325	$30,163	$30,163

Long Term Incentives:
Stock Options(6)	—	—	$148,469	—	—
Restricted Stock Grants(7)	—	—	$482,728	—	—
PVRSUs(8)	—	—	$280,075	—	—

(1)	Amount represents continuation of base salary, as in effect on December 31, 2007, for five months pursuant to the Choice Severance Benefit Plan.
(2)	Amount represents the estimated value of the future premiums that Choice would pay on behalf of Mr. Pepper under our medical and dental plans for five months of continued coverage under our Severance Benefit Plan.
(3)	Represents the estimated present value of all future payments Mr. Pepper would be entitled to receive under the Company’s disability program.
(4)	Represents the estimated value of the cost of coverage for life insurance policies provided by the Company to Mr. Pepper, however, the amounts reflected under the heading “Death” reflects the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(5)	Amount represents the present value of the accumulated benefit under the SERP, assuming termination on December 31, 2007. As of such date, Mr. Pepper was not eligible for early termination under the SERP. Thus, amount reflects the present value of his benefit based on the normal retirement age under the SERP of 65. Upon death or disability, Mr. Pepper’s beneficiary is generally entitled to receive 50% of the SERP balance.
(6)	Represents the estimated value of such options, which would immediately vest upon a change in control. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2007 of $33.20.
(7)	For termination following a change in control, the restricted stock awards immediately vest, in which case the value has been calculated based on the closing stock price as of December 31, 2007 of $33.20.
(8)	For termination following a change in control, unvested awards will accelerate and vest in full and the maximum performance level under the terms of the award will be assumed to have been achieved. Values presented represent the value of the stock based on the closing share price on December 31, 2007 of $33.20 and achievement of the 200% vesting target.

Mr. Squeri Agreement and Release

In connection with Mr. Squeri’s termination from Choice on March 31, 2007, Mr. Squeri and Choice entered into an Agreement and Release, dated February 9, 2007. We terminated Mr. Squeri’s employment prior to end of the employment term under his existing employment agreement with Choice, or June 3, 2008. Pursuant to his employment agreement, upon his involuntary termination, Choice agreed to the continued payment of his salary and benefits, and his continued participation in our annual incentive compensation plan during 2007, for a 14-month period, from April 1, 2007 to June 3, 2008 (the “Squeri Severance Period”). Thus, the Agreement and Release reaffirmed our obligation to continue these payments and benefits through the term of his employment agreement. We also executed the Agreement and Release with Mr. Squeri in order to obtain a non-disparagement and non-solicitation agreement from Mr. Squeri during this same period, as well as to receive a general release in favor of Choice.

Accordingly, pursuant to the Agreement and Release, Mr. Squeri is entitled to receive continued base salary, his monthly automobile allowance (his aggregate automobile allowance was $12,500 at termination) and continued participation in the Choice Flexible Perquisites Program (his annual aggregate eligible Flexible Perquisites Program reimbursement amount was $15,000 at termination), each payable in accordance with Choice’s normal payroll practices and less standard deductions, during the Squeri Severance Period. Mr. Squeri is also entitled to receive his full 2007 annual bonus, with a target of 65% of his base salary during 2007, to be paid at the time annual bonuses were paid to the other Named Executive Officers for 2007. In addition, Mr. Squeri is eligible to receive continued medical and dental benefits to the same extent and at the same cost to him as applicable to Choice’s senior executives with Choice to continue its employer contributions for such continued benefits during the Squeri Severance Period. Choice also agreed to continued payment of the premiums for Mr. Squeri’s supplemental executive life insurance through the Squeri Severance Period. Finally, the Agreement and Release provides that Mr. Squeri was entitled to retain his home computer provided by Choice, subject to removal of all licensed software thereon.

During the Squeri Severance Period, Mr. Squeri will continue to vest in his outstanding and unvested stock options and restricted stock awards. All stock options (whether vested or unvested) that are unexercised as of the end of the Squeri Severance Period will terminate and no longer be exercisable. All of Mr. Squeri’s outstanding and unearned PVRSUs as of the date of his termination were forfeited.

As conditions to his continued receipt of the payments and benefits above, Mr. Squeri agreed that if he becomes employed during the Squeri Severance Period, Choice is entitled to offset the salary and bonus payments required above with any salary or bonus compensation earned by Mr. Squeri as a result of his new employment, including any unemployment insurance benefits, social security insurance or like payments (no payments were offset during 2007). In addition, Mr. Squeri was required to enter into a mutual release with Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice. The Agreement and Release also provides for one-year confidentiality, non-compete and non-disparagement provisions in favor of Choice.

Pursuant to the Agreement and Release, Choice agreed to pay Mr. Squeri’s legal fees in connection with the negotiation and entering into the agreement with Choice. Such amount, or $20,851, is set forth in the All Other Compensation column of the Summary Compensation Table above.

The following table sets forth the payments made (or to be made, as applicable) to Mr. Squeri in connection with his termination of employment with Choice on March 31, 2007. The amounts below do not include (i) the 2007 annual bonus paid to Mr. Squeri; such amount is included in the 2007 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above, (ii) the value of the home computer previously provided by Choice and retained by Mr. Squeri upon his termination, and (iii) the present value of Mr. Squeri’s accrued benefit under the SERP, calculated through his termination date of March 31, 2007 and set forth in such column of the Pension Benefits Table above. Mr. Squeri will not begin to receive payments under the SERP until he attains age 65.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Salary Continuation under Agreement and Release	516,269	(1)

Benefits & Perquisites:
Auto Allowance	14,904	(2)
Flex Perquisite Program	17,885	(3)
Legal Fees	20,000	(4)
Health and Welfare Benefits	11,558
Life Insurance Benefits	1,360	(5)

Long Term Incentives:
Stock Options	557,208	(6)
Restricted Stock	720,717	(7)

(1)	This amount is included in the 2007 All Other Compensation column of the Summary Compensation Table above.
(2)	Of this amount, $7,846 is included in the 2007 All Other Compensation column of the Summary Compensation Table above, and $7,058 represents the continuation of this benefit through the end of the Squeri Severance Period.
(3)	Of this amount, $17,446 is included in the 2007 All Other Compensation column of the Summary Compensation Table above, and $439 represents the continuation of this benefit through the end of the Squeri Severance Period.
(4)	This full amount is included in the 2007 All Other Compensation column of the Summary Compensation Table above.
(5)	Of this amount, $680 is included in the 2007 All Other Compensation column of the Summary Compensation Table above, and $680 represents the continuation of this benefit through the end of the Squeri Severance Period.
(6)	Amount represents the value of stock options vesting during the Squeri Severance Period due to the continued vesting provision of the Agreement and Release. Amount represents the intrinsic value of the stock options vesting during this period, based on the stock price on the date of Mr. Squeri’s termination.
(7)	Amount represents the value of restricted stock vesting during the Squeri Severance Period due to the continued vesting provision of the Agreement and Release. Amount represents the value of the restricted stock vesting during this period, based on the stock price on the date of Mr. Squeri’s termination.

Mr. Wielgus Employment Agreement

Pursuant to his employment agreement with Choice, dated August 8, 2000 and as amended September 13, 2006, Mr. Wielgus is entitled to certain termination payments and benefits, and subject to certain continued obligations, in connection with his termination from Choice on July 5, 2007.

Specifically, pursuant to the employment agreement, upon his termination on July 5, 2007, Mr. Wielgus is entitled to continue his base salary for a period of 18 months (i.e., through January 5, 2009) (the “Wielgus Severance Period”), payable in accordance with Choice’s normal payroll practices and less standard deductions. Mr. Wielgus was also entitled to receive his full 2007 annual bonus, with a target of 55% of his base salary during 2007, to be paid at the time annual bonuses were paid to the other Named Executive Officers for 2007. In addition, Mr. Wielgus is eligible to receive continued medical and dental benefits to the same extent and at the same cost to him as applicable to Choice’s senior executives with Choice to continue its employer contributions for such continued benefits during the Wielgus Severance Period. Choice also agreed to continued payment of the premiums for Mr. Wielgus’ supplemental executive life insurance through the Wielgus Severance Period.

During the Wielgus Severance Period, Mr. Wielgus will continue to vest in his outstanding and unvested stock options and restricted stock awards. All stock options (whether vested or unvested) that are unexercised as of the end of the Severance Period will terminate and no longer be exercisable. All of Mr. Wielgus’ outstanding and unearned PVRSUs as of the date of his termination were forfeited.

While Mr. Wielgus was entitled to a gross-up payment in the event any payments to him as a result of his termination triggered the excise tax provisions of the Internal Revenue Code, Mr. Wielgus’ termination payments will not trigger the excise tax provisions of the Code.

Pursuant to the Employment Agreement, as conditions to his continued receipt of the payments and benefits above, Mr. Wielgus is subject to a two-year confidentiality and non-solicitation provisions in favor of Choice, as well as a general non-disparagement provision. In addition, Mr. Wielgus agreed that if he becomes employed during the Wielgus Severance Period, Choice is entitled to offset the salary and bonus payments required above with any salary or bonus compensation earned by Mr. Wielgus as a result of his new employment (no payments were offset during 2007). In addition, Mr. Wielgus was required to enter into a release in favor of Choice, releasing Choice and its affiliates from any claims relating to his employment with Choice.

The following table sets forth the payments made to Mr. Wielgus in connection with his termination of employment with Choice on July 5, 2007. The amounts below do not include (i) the 2007 annual bonus paid to Mr. Wielgus; such amount is included in the 2007 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above, and (ii) the present value of Mr. Wielgus’ accrued benefit under the SERP, calculated through his termination date of July 5, 2007 and set forth in such column of the Pension Benefits Table above. Mr. Wielgus will not begin to receive payments under the SERP until he attains age 65.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Salary Continuation under Employment Agreement	559,500	(1)

Benefits & Perquisites:
Health and Welfare Benefits	16,992
Life Insurance Benefits	5,513	(2)

Long Term Incentives:
Stock Options	539,859	(3)
Restricted Stock	255,600	(4)

(1)	This amount is included in the 2007 All Other Compensation column of the Summary Compensation Table above.
(2)	Of this amount, $1,838 is included in the 2007 All Other Compensation column of the Summary Compensation Table above, and $3,675 represents the continuation of this benefit through the end of the Wielgus Severance Period.
(3)	Amount represents the value of stock options vesting during the Wielgus Severance Period due to the continued vesting provision of the Employment Agreement. Amount represents the intrinsic value of the stock options vesting during this period, based on the stock price on the date of Mr. Wielgus’s termination.
(4)	Amount represents the value of restricted stock vesting during the Wielgus Severance Period due to the continued vesting provision of the Employment Agreement. Amount represents the value of the restricted stock vesting during this period, based on the stock price on the date of Mr. Wielgus’s termination.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2007

During 2007, non-employee directors were entitled to receive the following cash and equity compensation:

Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000

Retainer—Cash
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Nominating and Governance Chair	4,000
Diversity Committee Chair	4,000

Annual Meeting Fees
Committee Chair Meeting Fee	2,000
Board Meeting Fee	2,000
Committee Meeting Fee	2,000
Telephonic Fee	1,000
Lead Independent Director Fee	1,000

Other
Initial Stock Grant	50,000

The following table illustrates the compensation paid to non-employee directors during 2007:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	Option Awards($)(4)	All Other Compensation($)(5)	Total ($)
Fiona Dias	18,000	98,891	—	164	117,055
William L. Jews	13,000	77,803	—	—	90,803
John T. Schwieters	38,000	77,800	—	156	115,956
Ervin R. Shames	35,000	96,670	3,024	892	135,586
Gordon A. Smith	19,000	103,068	—	—	122,068
David C. Sullivan	24,000	77,803	—	—	101,803

(1)	Mr. Ledsinger is not included in this table as he is an employee of the company. Thus, he does not receive any compensation for his role as director and Vice Chairman of the Board of Directors. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and thus does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $64,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies. Scott Renschler was appointed to the Board of Directors on February 11, 2008 and is thus not included in the table.
(2)	Represents the amount of cash compensation earned in 2007 for Board and committee service.
(3)

Represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for fair value of restricted stock in 2007 as well as prior years in accordance with FAS 123(R). Fair value for the grant of restricted stock to our directors is calculated by using the average of the high and low price of Choice common stock on the date of grant, multiplied by the number of shares. For restricted stock grants in 2007, the grant date fair value was $110,016, computed in accordance with FAS 123(R). The differences in amounts shown among Board members largely reflect length of service. As of December 31, 2007, each director had the following aggregate number of deferred share accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Fiona Dias, 4,477; William L. Jews, 1,118; John T. Schwieters, 1,871; Ervin R. Shames, 8,234; Gordon A Smith, 3,837; and David C. Sullivan, 1,115.

(4)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2007 for the fair value of stock options previously granted to directors. The fair value was estimated using the Black-Scholes option-pricing model in accordance with FAS 123(R). The fair value per option was $5.18, based on assumptions of 6.0 years expected life, expected volatility of 39.69%, expected dividends yield of 0% and a risk free rate of 2.88%. We ceased granting options to directors in 2003. Mr. Shames had 7,000 outstanding options as of year end December 31, 2007, all of which were exercisable.
(5)	This column includes reimbursement for spousal travel and the Stay at Choice program which provides discounts to directors when staying at all Choice hotels.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, stockholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 26 Choice franchised hotels as of December 31, 2007. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, own a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2007 was $5,174,088.62. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) that if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland for the purpose of providing office space to Stewart Bainum, Sr., a principal stockholder of the Company. The terms of the lease require the Company to make rent payments totaling approximately $360,250 over the next five years. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge.

The Company subleases space in its Silver Spring, Maryland headquarters complex to the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Stewart Bainum, Sr., the father of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott Renschlser, are members of the board of directors of Commonweal. Mr. Bainum retired from the Company Board of Directors in August 1998.

Beginning in August 2004, the Company has donated a portion of the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of that portion of the subleased space, based on the Company’s costs under the master lease. Mr. Bainum pays the remaining portion of rent for the space used by Commonweal. During 2007, the Company received rent payments of $44,004 from Mr. Bainum. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties.

The Company maintains Master Aircraft Lease Agreements with Cedar Hill Investment Company, LLC (“Cedar Hill”), which is solely owned by Stewart Bainum, and LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The leases permit the Company to lease from time to time aircraft owned by Cedar Hill and LPC. During 2007, the Company incurred a total of $213,275 for aircraft usage pursuant to the leases. The Company believes the terms of the aircraft leases are at least as favorable as if obtained from non-related parties.

In addition, the Company and Cambridge Flight Support, LLC, a wholly owned subsidiary of Realty, entered into a Flight Crew Services Agreement, pursuant to which Realty provides a pilot, co-pilot and fuel for the Company to use upon request. During 2007, the Company incurred a total of $249,722 for flight crew services pursuant to the agreements. The Company believes the terms of the agreement are at least as favorable as if obtained from non-related parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2007, except that the following reports were filed untimely due to administrative oversight: a Form 4 for David E. Goldberg reporting two transactions, two Forms 4 for Bruce Haase reporting two transactions, a Form 4 for Daniel M. Head reporting one transaction, a Form 4 for Charles A. Ledsinger, Jr. reporting one transaction, a Form 4 for Thomas Mirgon reporting one transaction, a Form 4 for Janna M. Morrison reporting one transaction, two Forms 4 for David A. Pepper reporting two transactions, a Form 4 for Gary Thomson reporting one transaction, a Form 4 for David L. White reporting three transactions, a Form 4 for Fiona Dias reporting one transaction, a Form 4 for William L. Jews reporting one transaction, a Form 4 for John T. Schwieters reporting one transaction, a Form 4 for Ervin R. Shames reporting one transaction and a Form 4 for David C. Sullivan reporting one transaction.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Mr. Shames and Mr. Sullivan. The Audit Committee is composed of three independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2007. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, also issued by the American Institute of Certified Public Accountants, and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2007 for audit and non-audit services appears below under the heading “Principal Auditor Fees and Services.” All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Ervin R. Shames

David C. Sullivan

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. During fiscal year 2007, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2007 and 2006, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2007 and 2006, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit Fees	$805,749	$779,574
Audit Related Fees(1)	100,416	164,821
Tax Fees(2)	30,785	21,540
All Other Fees(3)	1,650	1,500

Total	$938,600	$967,435

(1)	Audit Related Fees primarily include employee benefit plan audits, Uniform Franchise Offering Circular consents, review of the Company’s proxy statement, consultation on financial accounting and reporting matters, audits of the Company’s marketing and reservations activities and the other miscellaneous assurance services.
(2)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

A stockholder who intends to have a stockholder proposal included in the Company’s proxy statement for the 2009 Annual Meeting, must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 2, 2008.

A stockholder who intends to present a proposal at the 2009 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2009 Annual Meeting, must deliver notice to the Company no later than March 2, 2009, but not prior to January 31, 2009.

A stockholder who intends to nominate one or more persons for election to the Board of Directors at the 2009 Annual Meeting must deliver notice to the Company no later than March 2, 2009, but not prior to January 31, 2009. Such notice must set forth (a) the name and address of the stockholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming, such person or person) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice, (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901 or call our Investor Relations department at (301) 592-5026. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2008 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS INTERNATIONAL

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 30, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR both of the Proposals.

1. Election of three Class I Directors:

For Withhold

01—Stewart Bainum, Jr.

For Withhold

02—Ervin R. Shames

For Withhold

03—Gordon A. Smith

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — please keep signature within the box.

Signature 2 — please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00U91A

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, APRIL 30, 2008 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL 10720 Columbia Pike Silver Spring, MD 20901

From Washington, DC—16th Street north to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Hotels Headquarters is on the left side approximately 2 miles past the Beltway.

From National Airport—Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go north and follow Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport—Use Dulles Free Access (stay off toll road). Go east approximately 18 miles to I-495 North Beltway. Go north and follow Beltway as it curves east to Exit 30—North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport—Take 195 West for 4 miles. Then take I-95 South for 14 miles to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29—Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

From Baltimore, MD—Take I-95 South to Highway 198 West toward Burtonsville. Go west 3 miles to Route 29—Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters on the right side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHOICE HOTELS INTERNATIONAL

Proxy — CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 30, 2008

The undersigned hereby appoints CHARLES A. LEDSINGER, JR. and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on April 30, 2008 at 9:00 a.m. at the Company’s offices, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s). (Items to be voted appear on reverse side.)